UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )
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☐ Preliminary Proxy Statement          ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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SUN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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June 12, 2009

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Sun Bancorp, Inc., I cordially invite you to attend the Annual Meeting of Shareholders to be held at the Sun Bancorp, Inc., Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 16, 2009, at 9:30 a.m.  The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the annual meeting.  During the annual meeting, I will also report on the operations of the Company.  Directors and officers of the Company, as well as a representative of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, will be present to respond to any questions shareholders may have.

At the annual meeting, shareholders will vote upon (i) the election of directors of the Company; (ii) an amendment to the Company’s Amended and Restated 2004 Stock-Based Incentive Plan; (iii) approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated; and (iv) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  The Board of Directors unanimously recommends a vote “FOR” these matters.

Whether or not you plan to attend the meeting, I urge you to vote now, even if you plan to attend the Annual Meeting.  Your vote is very important.  If you received the traditional hard copy proxy materials, please follow the instructions on the enclosed proxy card.  If you receive more than one proxy card, please vote each card.

Sincerely,

/s/ Bernard A. Brown

Bernard A. Brown
Chairman of the Board

SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 16, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Sun Bancorp, Inc. (the “Company”), will be held at the Sun Bancorp, Inc., Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 16, 2009, at 9:30 a.m.

The Meeting is for the purpose of considering and acting upon the following matters:

1.           The election of fourteen directors of the Company;

2.	The approval of an amendment to the Company’s Amended and Restated 2004 Stock-Based Incentive Plan;

3.	The approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated;

4.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

5.           Such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Meeting.  Any action may be taken on the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned.  Shareholders of record at the close of business on May 29, 2009 are the shareholders entitled to vote at the Meeting and any adjournments thereof.

EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE MEETING, IS REQUESTED TO VOTE BY SUBMITTING A PROXY IN THE ENCLOSED ENVELOPE.  ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR BY VOTING AGAIN AT A LATER DATE BUT PRIOR TO THE MEETING.  ANY SHAREHOLDER PRESENT AT THE MEETING MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON ON EACH MATTER BROUGHT BEFORE THE MEETING.  HOWEVER, SHAREHOLDERS WHOSE SHARES ARE NOT REGISTERED IN THEIR OWN NAME WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER TO VOTE IN PERSON AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Sidney R. Brown

Sidney R. Brown
Secretary
Vineland, New Jersey
June 12, 2009

Important Notice Regarding Internet Availability of Proxy Materials
for the Shareholder Meeting
to be Held on July 16, 2009 at 9:30 a.m.

The Proxy Statement and the 2008 Annual Report to Shareholders are available for review on the Internet at www.edocumentview.com/SNBC.  Please contact the Company at 1 (800) SUN-9066 for directions to the 2009 Annual Meeting of Shareholders.  Shareholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form.  Shareholders of record can make this election by calling Computershare at toll-free 1 (800) 568-3476 or by following the instructions at www.edocumentview.com/SNBC.  If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

PROXY STATEMENT
OF
SUN BANCORP, INC.
226 LANDIS AVENUE
VINELAND, NEW JERSEY 08360
ANNUAL MEETING OF SHAREHOLDERS
July 16, 2009
GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sun Bancorp, Inc. (the “Company”) to be used at the 2009 Annual Meeting of Shareholders of the Company, which will be held at the Sun Bancorp, Inc. Corporate Center, 226 Landis Avenue, Vineland, New Jersey, on July 16, 2009 at 9:30 a.m.

At the meeting, shareholders will consider and vote upon (i) the election of fourteen directors, (ii) the approval of an amendment to the Company’s Amended and Restated 2004 Stock-Based Incentive Plan to increase the number of shares reserved thereunder; (iii) the approval of the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated; and (iv) the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and (iv) such other matters as may properly come before the meeting or any adjournments thereof.  The Board of Directors knows of no additional matters that will be presented for consideration at the meeting.  Execution of a proxy, however, confers on the designated proxy holder discretionary authority to vote the shares represented by such proxy in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment thereof.

This Proxy Statement was first mailed to shareholders on or about June 12, 2009.

VOTING AND PROXY PROCEDURES

Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof.  Proxies may be revoked by written notice to the Secretary of the Company at the address above or by filing a later-dated proxy.  A proxy will not be voted if a shareholder attends the meeting and votes in person.  However, shareholders whose shares are not registered in their own name will need additional documentation from the record holder to vote in person at the meeting.  Proxies solicited by the Board of Directors will be voted as specified thereon.  If no direction is given, signed proxies will be voted “FOR” the nominees for directors set forth below, “FOR” approval of the amendment to the Company’s Amended and Restated Stock-Based Incentive Plan; “FOR” approval of the Directors Stock Purchase Plan, as amended and restated, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.  The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where a nominee is unable to serve, or for good cause will not serve, and with respect to matters incident to the conduct of the meeting.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Shareholders of record as of the close of business on May 29, 2009 are entitled to one vote for each share of the Company’s common stock they held at that date.  As of that date, there were 23,134,172 shares of the Company’s common stock outstanding.

The presence in person or by proxy of at least a majority of the outstanding shares of the Company’s common stock entitled to vote is necessary to constitute a quorum at the meeting.  For purposes of determining the votes cast with respect to any matter presented for consideration at the meeting only those votes cast “FOR” or “AGAINST” are included.  Abstentions and broker non-votes (i.e., shares held by brokers on behalf of their customers, which may not be voted on certain matters because the brokers have not received specific voting instructions from their customers with respect to such matters) will be counted solely for the purpose of determining whether a quorum is present.  In the event there are not sufficient votes for a quorum or to ratify or adopt any proposal at the time of the meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

As to the election of directors, the proxy being provided by the Board of Directors allows a shareholder to vote for the election of the nominees proposed by the Board of Directors or to withhold authority to vote for any or all of the nominees being proposed.  Under the Company’s bylaws, directors are elected by a plurality of votes cast.

Concerning all other matters that may properly come before the meeting, including the ratification of the appointment of the Company’s independent registered public accounting firm, by checking the appropriate box, a shareholder may:  (i) vote “FOR” the item, or (ii) vote “AGAINST” the item, or (iii) “ABSTAIN” with respect to the item.  Unless otherwise required, such matters, including the ratification of the appointment of the Company’s independent registered public accounting firm, shall be determined by a majority of votes cast affirmatively or negatively without regard to (a) broker non-votes, or (b) proxies marked “ABSTAIN” as to that matter.

Security Ownership of Certain Beneficial Owners

Persons and groups owning in excess of 5% of the outstanding shares of the Company’s common stock are required to file reports regarding such ownership with the Securities and Exchange Commission. Other than as set forth in the following table, management knows of no person or group that owns more than 5% of the outstanding shares of the Company’s common stock as of May 29, 2009, the record date set to determine those shareholders entitled to vote at the 2009 Annual Meeting of Shareholders. On April 16, 2009, the Company’s Board of Directors declared a 5% stock dividend paid on May 14, 2009 to shareholders of record on April 30, 2009. Accordingly, all share data has been adjusted for all periods presented.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

Bernard A. Brown
71 West Park Avenue
Vineland, New Jersey 08360	5,437,278(1)	22.8%

Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746	1,985,083(2)	8.6%

All directors and officers of the
Company and the Bank as a
Group (17 persons)	9,553,869(3)	38.7%
   ______________
(1)
Includes shares held directly as well as by spouse, in trust and other indirect ownership, over which shares Mr. Brown effectively exercises sole voting and investment power.  Includes 707,949 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of May 29, 2009 record date set for the 2009 Annual Meeting of Shareholders.  .

(2)	Number of shares is based on an amended Schedule 13G dated February 9, 2009 as filed with the Securities and Exchange Commission.
(3)
Includes shares held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise sole voting and investment power, unless otherwise indicated.  Includes 1,539,068 shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the May 29, 2009 record date set for the 2009 Annual Meeting of Shareholders.

PROPOSAL I – ELECTION OF DIRECTORS

Directors of the Company are elected to one-year terms, each to serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified.  Fourteen directors will be elected at the 2009 Annual Meeting of Shareholders.  Each nominee is currently a member of the Board of Directors.

It is intended that the proxies solicited by the Board will be voted for the election of each of the named nominees unless otherwise specified.  If any of the nominees is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy.  At this time, the Board knows of no reason why any of the nominees might be unavailable to serve.  Each of the nominees has consented to serve if elected.

The following table sets forth information with respect to the nominees for election as directors and the executive officers of the Company and Sun National Bank (the “Bank”), including their names, ages, the years they first became directors or executive officers of the Company or the Bank, and the number of and percentage of shares of the Company’s common stock beneficially owned by each as of May 29, 2009.

Name	Age	Year First Elected or Appointed(1)	Shares of Common Stock Beneficially Owned(2),(3)	Percent of Shares of Common Stock Outstanding

NOMINEES FOR DIRECTORS

Bernard A. Brown	84	1985	5,437,278	22.8%
Anthony Russo, III	66	1985	39,234	*
Sidney R. Brown	52	1990	1,010,073	4.3%
Peter Galetto, Jr.	55	1990	537,057	2.3%
Anne E. Koons	56	1990	491,174	2.1%
Douglas J. Heun	62	1997	63,343	*
Edward H. Salmon	66	1997	32,924	*
Ike Brown	54	1998	454,609	2.0%
Jeffrey S. Brown	49	1999	454,529	2.0%
Alfonse M. Mattia	67	2001	141,039	*
George A. Pruitt	62	2001	22,479	*
Eli Kramer	54	2004	159,873	*
John A. Fallone	55	2006	116,663	*
Thomas X. Geisel	47	2008	22,188	*

EXECUTIVE OFFICERS OF THE COMPANY AND THE BANK

Bart A. Speziali	59	1992	241,449	1.0%
Dan A. Chila	61	2000	201,065	*
A. Bruce Dansbury	55	2001	128,892	*
______________

*      Less than 1.0%

(1)	For directors, refers to the year such individual became a director of the Company or the Bank. For officers, refers to the year such individual joined the Company or the Bank.
(2)
Includes shares held directly by the individual as well as by such individual’s spouse, shares held in trust and in other forms of indirect ownership over which shares the individual effectively exercises sole voting and investment power.

(3)
Includes shares that can be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of the May 29, 2009 record date set for the 2009 Annual Meeting of Shareholders.  The number of options included for each individual is as follows: Bernard Brown – 707,949; Anthony Russo – 4,429; Sidney Brown – 292,944; Peter Galetto – 29,548; Douglas Heun – 4,429; Edward Salmon – 4,429; Ike Brown – 4,429; Jeffrey Brown – 4,429; Alfonse Mattia – 4,429; George Pruitt – 4,429; Eli Kramer – 14,525; John Fallone – 20,168; Bart Speziali – 166,179; Dan Chila – 172,461; Bruce Dansbury – 104,291.

Biographical Information

All directors and executive officers have held their present positions for at least five years unless otherwise stated.

Bernard A. Brown has been Chairman of the Board of Directors of the Company since its inception in January 1985, as well as Chairman of the Board of Directors of the Bank.  Mr. Brown is also the Chairman of the Board of Directors of NFI, a trucking conglomerate headquartered in Vineland, New Jersey.  He is also Chairman of the Board of Vineland Construction Company and owns several other real estate companies with extensive property holdings.  Directors Ike Brown, Sidney R. Brown, Anne E. Koons and Jeffrey S. Brown are the children of Bernard A. Brown.

Anthony Russo, III has been a director of the Company since May 2002.  Mr. Russo is also a director of the Bank and was one of its founding directors in 1985.  He is a lifetime resident of Tabernacle, NJ, where he is President of Russo’s Fruit & Vegetable Farm & Greenhouses, Inc., a 400 acre fruit and vegetable, greenhouse, wholesale and retail operation that has been in business for over 60 years.  Mr. Russo is an investor and founder of Medsun Bank Properties.  Mr. Russo is Vice President of the Tabernacle Co-operative Growers Association, serves on the Board of Directors of the Trenton Farmers Market Growers Cooperative and is actively involved in New Jersey Farm Bureau and New Jersey Department of Agriculture activities.

Sidney R. Brown is Vice Chairman of the Board of Directors of the Company and has served as a director, treasurer and secretary since 1990.  He is also a director of the Bank.  Mr. Brown served as Acting President and CEO of the Company from February 2007 to January 2008.  Mr. Brown is the Chief Executive Officer of NFI, its subsidiaries and affiliates.  NFI has a national scope servicing its customers’ transportation, leasing, distribution, warehousing and third party logistics needs.  Mr. Brown is a general partner of various real estate companies having extensive holdings with an emphasis on development and management of commercial and industrial real estate.  Mr. Brown is also a director of J & J Snack Foods Corp.

Peter Galetto, Jr. has been a director of the Company since April 1990.  He is also a director of the Bank.  Mr. Galetto also served as the Secretary of the Company from April 1990 to March 1997.  Mr. Galetto is the President of Stanker & Galetto, Inc., an industrial building contractor located in Vineland, New Jersey.  He is the Secretary/Treasurer of Tri-Mark Building Contractors, Inc.  Mr. Galetto is also a board member of South Jersey Healthcare, Cumberland Cape Atlantic YMCA, Hendricks House and St. John Bosco Finance Committee.  Mr. Galetto has been honored by several organizations for his community service.  He has been awarded Entrepreneur of the Year by the South Jersey Development Council, Gregor Mendal Award from St. Augustine Prep in 1999, Vineland Rotary Club Outstanding Vocational Accomplishments in 1994 and the Order Sons of Italy in America Distinguished Golden Lion Award, 2000.  Mr. Galetto is also an officer and director of several other corporations and organizations.

Anne E. Koons has been a director of the Company since April 1990.  She is also a director of the Bank.  Ms. Koons is a real estate agent with Prudential Fox & Roach.  Ms. Koons is a member of the Cooper Hospital University Foundation Board and serves on the board of directors of Woodcrest Country Club.  She is also an officer and director of several other companies.

Douglas J. Heun has been a director of the Company since May 2002.  He is also a director of the Bank.  Mr. Heun is a Certified Public Accountant and a founding partner of Tracey Heun Brennan & Co., an accounting and consulting firm in Southern New Jersey.  He is a Certified Financial Planner (CFP).  He is licensed by the AICPA as an Accredited Business Valuator (ABV), a Certified in Financial Forensics (CFF), and a Personal Financial Specialist (PFS).  In addition to his membership in the AICPA, he is also a member of the New Jersey Society of CPAs.  Mr. Heun is a partner in a number of real estate partnerships and other business activities.  Mr. Heun is President of the Challenged Children’s Charities Corporation, Vice President of the Helen L. Diller Vacation Home for Blind Children, Member of the Board of Trustees for the Richard Stockton College of New Jersey Foundation, and Committee Member of The Stainton Society.

Edward H. Salmon has been a director of the Company since May 2002.  He is also a director of the Bank.  For 27 years, Dr. Salmon served as a teacher, coach and school administrator in the Millville Public School System.  In addition, he has 26 years of public service as the Mayor of Millville, Freeholder Director of Cumberland County, New Jersey State Legislator, and a member of the Governor’s Cabinet serving as President of the New Jersey Board of Public Utilities.  As a State Utilities Regulator, Dr. Salmon served as Vice President of the National Association of Regulatory Utility Commissioners, Trustee of the National Regulatory Research Institute, President of the Great Lakes Conference (16 States) and on the Board of Directors for the National Society of Rate of Return Analysts.  Dr. Salmon formerly served as Vice Chairman of AUS, Inc. and President/CEO of AUS Consultants.  Currently, Dr. Salmon is Chairman of Salmon Ventures Limited, a company providing national consulting to utilities, industry, business, education and government.

Ike Brown has been a director of the Company since March 1998.  He is also a director of the Bank.  Mr. Brown is Vice Chairman and director of NFI, President of NFI RoadRail, and is one of the general partners of The Four B’s, a partnership which has extensive real estate holdings in the Eastern United States and which primarily engages in investment in, and the consequent development of, commercial real estate, leasing and/or sale.  Mr. Brown is currently an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.  He is also a major investor in two Dallas Texas area restaurants.  Mr. Brown is also very active in philanthropic activities in the Dallas/Ft. Worth Texas area.

Jeffrey S. Brown has been a director of the Company since April 1999.  He is also a director of the Bank.  Mr. Brown is Vice Chairman of NFI, a comprehensive provider of freight transportation, warehousing, third party logistics, contract manufacturing, and real estate development.  He is also President of NFI Real Estate, one of the top real estate development companies in the industry.  Mr. Brown is one of the general partners of The Four B’s, a partnership with extensive holdings primarily in the Eastern United States.  He is also an officer and director of several other corporations and partnerships in the transportation, equipment leasing, insurance, warehousing and real estate industries.

Alfonse M. Mattia has been a director of the Company since May 2001.  He is also a director of the Bank.  Mr. Mattia is a Certified Public Accountant and a founding partner of Amper Politziner & Mattia, a regional accounting and consulting firm with offices in New Jersey, New York and Pennsylvania.  He served as Co-Chairman of the Rutgers University Family Business Forum and has served as a member of “The Group of 100,” a national group formed by the American Institute of Certified Public Accountants to protect the public interest and position the accounting profession for the future.  A member of the American Institute of Certified Public Accountants, he served three years on the Assurance Services Executive Committee at the AICPA and is the firm representative to the Major Firms Group where he chaired the annual meeting in 2000.  Mr. Mattia is a member of the Harvard Business School Club and the Columbus Citizens Foundation, both in New York.  He is also a member of the Board of Trustees at Rider University.

George A. Pruitt has been a director of the Company since May 2002.  He is also a director of the Bank.  Dr. Pruitt has been President of Thomas Edison State College since 1982.  He is a member, and Past Board Chairman, of the Mercer County Chamber of Commerce, Trenton, NJ; and is a past member of the National Advisory Committee on Institutional Quality and Integrity, United States Department of Education.  He sits on the Boards of Directors of Rider University, Lawrenceville, NJ; Structured Employment Economic Development Corporation, New York, NY; the Union Institute, Cincinnati, OH;  and is a member of the board of directors of the American Association of State Colleges and Universities.  He is a former director of the Trenton Savings Bank.  He has served in an advisory capacity to three Secretaries of Education.  He is the recipient of three honorary degrees in addition to numerous awards, honors, and commendations.  In a study of presidential leadership funded by the Exxon Education Foundation, Dr. Pruitt was identified as one of the most effective college presidents in the United States.

Eli Kramer has been a director of the Company since July 2004.  He is also a director of the Bank.  Mr. Kramer has been a principal in real estate development companies since 1976 and is a partner in Central Jersey Management Co.  He is also a principal in Arcturus Group, a real estate advisory and asset management firm serving the financial industry.  He was a co-founder and Vice Chairman of the Board of Directors of Community Bancorp of New Jersey, prior to its acquisition by the Company.  He also served as a Director and Chairman of the Board of Colonial State Bank.  Mr. Kramer is a co-founder and principal in L. J. Kushner and Associates, L.L.C., an executive recruiting firm specializing in Information Security.  Mr. Kramer serves as a Trustee on the Boards of the Jewish Educational Center, Elizabeth, NJ and the Holocaust Resource Center at Kean University.

John A. Fallone has been a director of the Company since January 2006.  He is also a director of the Bank.  Mr. Fallone has been involved in various real estate ventures including residential developments, commercial centers and active adult communities.  He has owned and managed recreational facilities such as indoor tennis, fitness and swim clubs, developed day care facilities/restaurants and various office complexes.  Mr. Fallone was a founder and served as Chairman of the Board of Directors of Advantage Bank.  Prior to that, he served on the Board of Directors of Unity Bank.  He has served as a director and officer of the New Jersey Builders Association and has been active in the National Home Builders Association.  Mr. Fallone has been honored for community service, including hosting fund raising events for the Somerset County Special Olympics and was recently named “Volunteer of the Year” by the New Jersey Special Olympic Committee.

Thomas X. Geisel joined the Company as President and Chief Executive Officer in January 2008 and is also a director of the Company.  Mr. Geisel also serves as the President and Chief Executive Officer of the Bank and is a director of the Bank.  Prior to joining the Company, Mr. Geisel held a number of positions with KeyCorp (“Key”). He joined Key in July 1999 in New York City where he served as Managing Director of Investment Banking for the East and West Regions of KeyBanc Capital Markets (formerly McDonald Investments’ Key Business Advisory Services division). In 2002, he was promoted to President of Key’s Capital Region New York District and subsequently to Regional Executive for Commercial Banking for which he relocated to Albany, New York. From 2005 through 2007, he served as President for KeyBank’s Northeast Region, which comprised eight districts across New York, New England and Florida, with assets of approximately $20 billion and revenue exceeding $550 million.  Mr. Geisel’s other experience includes representing the U.S. Department of Justice in various capacities domestically and as a diplomat in Latin America and the Caribbean.  His banking and financial insight and expertise have been showcased on prominent business news network shows, including Bloomberg News, CNBC’s “Squawk Box” and Fox Business Channel’s “Cavuto” with host Neil Cavuto, as well as in national publications, including American Banker, US Banker and The Wall Street Journal.  As an active member of the community, Mr. Geisel has spoken on topical business, financial and economic issues and trends. He serves on the board of directors of the New Jersey State Chamber of Commerce and the Atlantic County Community Development Corporation (CDC), and he is a member of the CEO Group. Mr. Geisel also served as the chairman of the American Heart Association’s 2009 Southern New Jersey Spring Heart Walk.

Bart A. Speziali has been with the Bank since 1992 and serves as Executive Vice President and Senior Lending Officer and manages the Wholesale Lending Division for the Southern Region.  Mr. Speziali has over 30 years of banking experience in the New Jersey marketplace.  He presently serves on the Executive Council of the American Heart Association for Cumberland County.  Mr. Speziali also is a trustee for the Southern New Jersey Development Council and is a member of their Economic Development Committee.  He also serves as treasurer and a member of the Board of Directors of the United Way of Atlantic County and is a member of the Center City Vineland Redevelopment Plan Advisory Committee and trustee of the Quinton Sportsmen’s Club.  He also has served as president of the Cumberland Cape Atlantic YMCA and the Exchange Club of Vineland and was a member of the Neighborhood Empowerment Council on Housing for the City of Vineland.

Dan A. Chila joined the Company in April 2000 as the Executive Vice President and Chief Financial Officer.  Mr. Chila also serves as Executive Vice President and Chief Financial Officer of the Bank.  He has over 30 years of banking experience and is a Certified Public Accountant.  Prior to joining the Company, Mr. Chila was Senior Vice President and Chief Financial Officer of Peoples Bancorp, Lawrenceville, New Jersey.  Prior to that, Mr. Chila was a Senior Vice President in the Financial Division of CoreStates Financial Corporation where he held positions of CFO at several CoreStates banking subsidiaries and Business Divisions.  Mr. Chila is a member of the American Institute of Certified Public Accountants, the New Jersey Society of Certified Public Accountants, and the Pennsylvania Institute of Certified Public Accountants.  He is a Trustee of Salesianum School, Wilmington, DE and is also a member of the President’s Advisory Council of LaSalle University.

A. Bruce Dansbury joined the Bank in April 2001 and serves as Executive Vice President, Chief Operating Officer, and Chief Credit Policy Officer for the Bank.  Mr. Dansbury also serves as Executive Vice President and Chief Operating Officer of the Company.  Mr. Dansbury has over 32 years of banking experience in New Jersey and prior to joining the Bank held the title of Business Bank Executive for First Union National Bank.  His professional affiliations and activities include: past director and past president, Trenton Downtown Association; past member of Shoprite LPGA Classic Board; Rider University Business Advisory Board; and director of the Mercer County Chamber of Commerce.

CORPORATE GOVERNANCE

Meetings and Committees of the Board of Directors

The Company is governed by a Board of Directors and various committees of the Board, which meet regularly throughout the year.  During 2008, the Company’s Board of Directors held six regular meetings, five special meetings, 23 regular committee meetings and five special committee meetings.  No incumbent director attended fewer than 75% of the meetings of the Company’s Board of Directors and committees on which such director served during the year ended December 31, 2008. In addition the Bank’s Board of Directors held six regular meetings and five special meetings during 2008.

The Compensation Committee met six times during 2008.  This committee currently consists of Directors Kramer, Mattia and Pruitt.

The Audit Committee met 10 times during 2008.  This committee currently consists of Directors Galetto, Heun, Kramer, Mattia and Salmon.  Both Mr. Heun and Mr. Mattia meet the definition of an audit committee financial expert under the regulations of the Securities and Exchange Commission.

The Nominating and Corporate Governance Committee met two times during 2008.  This committee currently consists of Directors Fallone, Heun and Pruitt.

Each member of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee is independent in accordance with the requirements of the NASDAQ Stock Market.  Each of these committees operates under a written charter, copies of which are available on the Company’s website at www.sunnb.com.

Compensation Committee Interlocks and Insider Participation

Company directors who served as members of the Compensation Committee of the Company’s Board of Directors during the year ended December 31, 2008 were Anat Bird (Committee Chair), Eli Kramer, Alfonse M. Mattia and George A. Pruitt.  Jeffrey S. Brown and Sidney R. Brown attend Compensation Committee meetings but are not committee members.  Subsequent to fiscal year end, Ms. Bird resigned from the Company’s Board of Directors.

None of the individuals who served on the committee during 2008 was an executive officer of another company whose board of directors has a comparable committee on which one of the Company’s executive officers serves. In addition, during 2008 no executive officer of the Company was a member of a comparable compensation committee of a company of which any of the directors of the Company is an executive officer.

Director Nomination Process

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for director positions.  The Nominating and Corporate Governance Committee gives a recommendation to the Board of Directors of the persons to be nominated by the Company for election.  The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and its wholly-owned subsidiary, Sun National Bank.  Additionally, the Committee will consider persons recommended by shareholders of the Company in selecting the Committee’s nominees for election.  There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by shareholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from shareholders must be received by the Company in writing by at least 120 days prior to the date the proxy statement for the previous year’s annual meeting was first distributed to shareholders.  Recommendations should identify the submitting shareholder, the person recommended for consideration and the reasons the submitting shareholder believes such person should be considered.  The Committee believes potential directors should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage and have excellent decision-making ability, business experience, personal integrity and reputation.

Shareholder Communications

The Board of Directors does not have a formal process for shareholders to send communications to the Board.  In view of the infrequency of shareholder communications to the Board of Directors, the Board does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board no later than the next regularly scheduled Board meeting.  The Board encourages, but does not require, directors to attend the Annual Meeting of Shareholders.  Fifteen members of the Board of Directors, including Mr. Charles Kaempffer who retired as of the date of the 2008 Annual Meeting of Shareholders, attended the 2008 Annual Meeting of Shareholders.  Mr. Kaempffer has served as Director Emeritus since his retirement from the Board and is expected to continue to serve until at least the 2010 Annual Meeting of Shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of the Company’s compensation program for the last fiscal year applicable to the principal executive officer, principal financial officer and the other officers included in the summary compensation table (referred to as the “Named Executive Officers” or the “named officers”).

Compensation Philosophy And Objectives.  The underlying goal of the Company’s compensation program is to promote increases in long-term shareholder value by closely aligning the financial interests of the Company and its shareholders with the Named Executive Officers and other members of senior management (collectively, “Executive Management”).

In accordance with the Charter of the Company’s Compensation Committee, the Compensation Committee seeks to design and administer executive compensation programs that will achieve the following primary objectives:

•	Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

•	Motivate employees to assume increased responsibility and reward them for their achievement;

•
Provide total compensation opportunities that are comparable to those offered by other leading companies, allowing the Company to recruit and retain top quality, dedicated executives who are critical to its long-term success; and

•
Align the interests of executives with the long-term interests of shareholders by providing executives with equity award opportunities that will result in favorable long term compensation opportunities as long-term shareholder value grows.

•
Annually, the Company establishes specific financial performance targets that are defined by the Compensation Committee and are incorporated into the budgeting process.  The Company’s goal is to promote and administer a comprehensive pay-for-performance program consistent with such financial performance targets.

The Company’s compensation program is designed to promote performance by the Named Executive Officers and the entire Executive Management group as a team.  For 2008, performance of the Named Executive Officers was primarily evaluated based upon Company performance targets measured by projected earnings per share.  The Company strives to provide each Named Executive Officer with a total compensation opportunity that the Compensation Committee deems to be market competitive with comparably-sized, community banks, both nationally and regionally, assuming the Company’s performance is at budgeted, targeted levels.  The Company believes that this market positioning is appropriate to attract and retain top-caliber talent in a highly competitive labor market for executive staff.

The Company maintains programs to create short-term and longer-term incentive compensation opportunities for its Executive Management.  In 2008, the Company made additional awards of stock options and stock awards to its Named Executive Officers and other members of the Executive Management team consistent with its long-term compensation goals.  Such equity awards become earned and non-forfeitable over a four or five year period in order to serve as a retention tool in addition to a compensation incentive.

Role of the Compensation Committee.  The Compensation Committee’s primary responsibility is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s Executive Management.  The Committee evaluates and recommends to the Board appropriate policies and decisions relative to salary, annual cash incentives, long-term equity-based incentives and other compensation programs for the Executive Management.  For 2008, the members of the Company’s Compensation Committee were Anat Bird, Committee Chairman, Eli Kramer, Alfonse M. Mattia, and George A. Pruitt.

The Compensation Committee has periodically engaged compensation consultants and advisors to provide advice on both board and executive compensation issues.  During 2008, the Compensation Committee did not receive specific guidance from any such consultants with respect to compensation for the Named Executive Officers.

Role of Executives in Compensation Committee Deliberations.  The Compensation Committee has frequently requested the Company’s Vice Chairman to assist in analyzing existing compensation programs and studying proposed compensation program changes.  Additionally, the Vice Chairman has provided guidance to the Committee regarding Executive Management performance evaluation, bonus plan recommendations, and other executive compensation matters.  As appropriate, the Committee requests the presence of the Company’s Vice Chairman and/or its President and CEO at Committee meetings to discuss executive compensation matters and to evaluate Company and individual performance.  Occasionally, other executives may be requested to attend a Committee meeting to provide pertinent financial, tax, accounting, or operational information.  Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members vote on decisions regarding executive compensation.

The Compensation Committee discusses the compensation of the Company’s President and CEO directly with him, but final deliberations and all votes regarding the President and CEO’s compensation are made in executive session, without the President and CEO being present.  The Committee also determines the compensation for other Named Executive Officers, based on the President and CEO’s recommendations and input from outside advisors and counsel.

Compensation Framework.  In developing and administering the Company’s executive compensation policies and programs, the Committee considers the three aspects of the Compensation program:

•	Pay components - each element of total compensation, including the rationale for each component and how each component relates to the total compensation structure;

•	Pay level - the factors used to determine the total compensation opportunity, or potential payment amount at different performance levels, for each pay component; and

•
Relationship of executive compensation to performance - how the Company determines appropriate performance measures and goals for incentive plan purposes, as well as how pay levels change as a function of performance.

Pay Components.  The Company’s executive compensation program includes the components listed below:

1.  Salary - a fixed base salary, generally set at competitive levels that reflects each executive’s position, individual performance, experience, and expertise.  Such base salary levels are reviewed annually by the Compensation Committee.

2.  Annual Cash Incentive - a bonus pay program that varies based on individual and Company performance against annual business objectives; the Company communicates the associated performance metrics, goals, and bonus award opportunities to the executives as early in the fiscal year as is practical.  Final bonus determinations are made following the end of each fiscal year based upon a review of the stated performance metrics and bonus opportunities as well as the discretionary considerations of the Compensation Committee.  For 2008, the Compensation Committee determined that Annual Cash Incentive awards for the Executive Management would be funded based upon projected earnings per share, and would be allocated based on earnings per share and individual performance.

3.  Long-Term Incentives - equity-based awards with the compensation values driven by the long-term market performance of the Company’s stock price in order to align executive pay with long-term shareholder interests.  In 2008, the Compensation Committee awarded additional stock awards to Executive Management to serve as long-term compensation incentives.

4.  Change-in-Control Severance Agreements - These types of agreements detail the rights and obligations of the employer and executive in the event of termination of employment following a change-in-control transaction or other involuntary termination of employment.

5.  Other Compensation - perquisites consistent with industry practices in comparable banks and broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

Pay Component #1. Salary

The Company pays its executives salaries that are intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company, with annual salary reviews determined in conjunction with an annual performance assessment.  The Committee intends that salary, together with annual cash incentive and long-term incentives at targeted Company performance levels, will fall between the market median and upper quartile when compared to market competitors for similar executive talent.

In February 2008, the Compensation Committee approved the 2008 base salary levels for the Named Executive Officers based on Company performance achieved in 2007 and a review of competitive market data.  In February 2008, the Compensation Committee approved increasing the 2008 base salary levels for Bruce Dansbury, EVP and Chief Operating Officer, from $300,000 to $310,000, and Dan Chila, EVP and Chief Financial Officer, from $289,275 to $300,000.  The Compensation Committee met in February 2009 and determined not to provide base salary increases to the Named Executive Officers.

Pay Component #2. Annual Cash Incentive

The Company uses annual discretionary cash incentives to focus management’s attention on current strategic priorities and to drive achievement of short-term corporate objectives.  This program, referred to as the Annual Cash Incentive Plan, provides annual cash incentive compensation for the Named Executive Officers and other Company employees.

For the 2008 fiscal year, the Compensation Committee established both team and individual performance goals for the Named Executive Officers under the Annual Cash Incentive Plan.  The team goals are to be measured against Company performance targets mutually agreed upon by both management and the Compensation Committee.  Bonus awards under this Plan were determined for 2008 primarily based upon earnings per share.  To the extent that 100% of the earnings per share targets are achieved, the Annual Cash Incentives for the Named Executive Officers will be 35% of base salary.  If the earnings per share target is at least 95% achieved, then 50% of the Annual Cash Incentive will be awarded on a non-discretionary basis and 50% will be awarded within the discretion of the Compensation Committee on a case by case basis based upon an evaluation of individual performance and Company performance.  If the earnings per share target is at least 90% achieved, then the Annual Cash Incentive will be awarded within the discretion of the Compensation Committee on a case by case basis based upon an evaluation of individual performance and Company performance.  If less than 90% of the earnings per share target is achieved, then there will be no Annual Cash Incentive award.  To the extent that 110% of the earnings per share targets are achieve, the Annual Cash Incentives for the Named Executive Officers will be 50% of base salary.

The Annual Cash Incentive program for Mr. Geisel, President and CEO, was detailed in Mr. Geisel’s letter of employment.  Such program provides for a payment of a cash bonus calculated as a percentage of his base salary and is dependent upon the Company’s attainment of annually agreed upon financial targets.  For example, upon attainment of 100% of the Company’s agreed upon financial targets, his bonus would be 70% of base salary; attainment of 110% of the approved financial targets will result in a bonus of 100% of base salary; attainment of 105% of the approved financial targets will result in a bonus of 80% of base salary; attainment of 95% of the approved financial targets will result in a bonus of 65% of salary; attainment of 90% of the approved financial targets will result in a bonus of 60% of salary.  Attainment of Company performance below 90% of the approved financial targets may result in a bonus payment determined within the discretion of the Compensation Committee; attainment of Company performance above 110% of the approved financial targets may result in an additional bonus payment (in addition to a bonus of 100% of base salary) determined within the discretion of the Compensation Committee.  Such bonus will be paid on or before March 15 following the completion of the Company’s fiscal year and its annual audit.

Pay Component #3. Long-Term Incentives (“LTI”)

The Company believes that equity ownership by the Named Executive Officers and Directors aligns executive and director interests with those of the shareholders.  In 2004, the Company adopted the 2004 Stock-Based Incentive Plan.  This omnibus stock plan, as amended in 2007, provides for granting of up to 1,428,977 shares in the form of incentive stock options, non-qualified stock options and full-value stock awards, such as restricted stock.  The Plan further permits the vesting of stock awards based upon achievement of Company performance measures as well as continued service.  In prior years, the Company has used stock options as the primary vehicle for long-term incentive compensation for management and full-value shares of Company stock for the Directors.  In 2008, additional stock awards were made to the Named Executive Officers and other members of the Executive Management as a long-term retention incentive and as part of an effort to adjust the cash-equity mix of compensation for these respective positions, in order to better align compensation with long-term shareholder interests.  Such awards will vest over a four year period.

The Compensation Committee does not have a specific policy or practice related to the timing of equity awards other than it reviews the opportunity to make such awards from time to time during the year based upon a variety of factors, including recruitment and promotion opportunities that might arise during the year, and achievement of the annual performance goals and operating results of the Company throughout the year.  Stock options that are awarded have an exercise price equal to no less than the fair market value of such Company stock on the date of such award grant, and option awards are not subject to re-pricing.  Although the Company encourages its Executive Management and Directors to maintain investments in Company stock, the Company does not have any specific equity ownership requirements or guidelines.  The Company does not have any policy regarding members of Executive Management or Directors hedging the economic risks of equity ownership of Company stock, and the Company does not participate in any programs to facilitate this practice.

In February 2009, the Compensation Committee reviewed the 2008 performance goals and actual performance achieved.  The Compensation Committee has not approved Annual Cash Incentive Awards in 2009 for any Named Executive Officers based upon its consideration of individual job performance and overall Company performance.  In February 2009, the Compensation Committee granted Restricted Stock Awards which become earned and non-forfeitable in February 2013 as a retention incentive to the following Named Executive Officers:   Dan Chila – 9,182 shares; Bruce Dansbury – 8,273 shares.

Pay Component #4. Change-in-Control Severance Agreements

The Company has Change-in-Control severance agreements with each of the Named Executive Officers.  These arrangements provide executives with income security including severance benefits in the event of a termination of employment following a change-in-control transaction.  The primary provisions of these agreements include that each Named Executive Officer will be entitled to a severance payment of 2.999 times their average prior five year’s W-2 earnings in the event of termination of employment following a change of control transaction.  In addition, such individuals may continue medical and dental coverage for a period of up to eighteen months following termination of employment at the executive’s expense in accordance with COBRA.  Such agreements with the Named Executive Officers (except for Mr. Bernard Brown, Chairman) also include a provision for a tax gross-up related to any excise taxes payable by the employee under Internal Revenue Code Sections 280G and 4999.  The agreement for Mr. Thomas Geisel provides for a severance payment in the event of his termination by the Company prior to completion of two years of employment equal to 21 months of salary and bonus payments, and severance protection after completion of two years of employment of 18 months of salary and bonus payments.  In addition, the agreements for the other Named Executive Officers (except for Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) include a provision for the payment of severance compensation equal to fifteen months of base salary and bonus in the event of the involuntary termination of employment of such executive officer independent of any change in control transaction, absent termination for “cause” as defined in such agreement.  Such severance payments are conditioned upon the executive complying with certain post-termination limitations on his or her business activities in competition with the Company following such termination of employment.

Pay Component #5. Other Compensation

The Named Executive Officers (except Mr. Bernard Brown, Chairman and Mr. Sidney Brown, Vice Chairman) participate in the Company’s broad-based employee benefit plans, such as medical, dental and supplemental disability insurance programs and the 401(k)  plan with a Company matching contribution. Mr. Dansbury receives an allowance for Country Club Membership, and Messrs. Chila and Dansbury have an auto lease arrangement with the Company.  Mr. Geisel receives a monthly automobile allowance.  As of December 2008, Mr. Chila has use of a company owned vehicle, as does Mr. Dansbury as of February 2009.

Summary of Pay Components

The Company uses the pay components discussed above in an effort to balance various objectives.  The Company seeks to balance short-term and longer-term performance targets, so annual incentives are combined with long-term incentives.  The compensation framework seeks to balance the executives’ need for current cash, economic security, and funds to cover taxes due on long-term incentives (with salary and annual cash incentives) with the need for alignment of executives’ long-term interests with those of shareholders through vehicles such as equity grants.  These components provide some measure of security with competitive base salaries and overall employee benefit programs, while motivating executives to focus on the strategic goals that will produce outstanding Company financial performance, increases in long-term shareholder value and long-term wealth creation for the executives.

Pay Level.  Pay levels for executives are determined based on a number of factors, including the desire to maintain a team-based management culture, the individual’s roles and responsibilities within the Company, the individual’s experience and expertise, the pay levels for other members of the management team within the Company, pay levels in the marketplace for similar positions, individual performance and Company operating results.  The Compensation Committee is responsible for approving pay levels for the Named Executive Officers.

As noted earlier, the Company’s compensation program is designed to position an executive’s total compensation opportunity at competitive levels among comparable regional and national community banks, assuming the Company’s financial performance is at expected target levels.  Total compensation consists of base salary, annual cash incentives, and long-term incentives in the form of stock options and stock awards and all other forms of compensation, including the 401(k) Company matching contribution, insurance premiums, and perquisites, including car leasing and fees for country club memberships.

The primary data source used in setting competitive market levels for executive officer pay is the information publicly disclosed by other comparable community banks.  These comparable companies are reviewed annually and may change from year-to-year.  These companies, which have been carefully reviewed and considered by the Compensation Committee, include community banks of similar size and business strategy both nationally and those located in the New York, New Jersey, Pennsylvania, Delaware and Maryland region.  The Compensation Committee reviews such data collected in order to determine market competitive levels of compensation as well as reviewing internal pay levels within the executive group.  The Compensation Committee makes decisions regarding each individual executive’s target total compensation opportunity with consideration of the goal of motivating and retaining an experienced and effective management team.  There is no formulaic approach between the market data reviewed each year, year-to-year changes in the market data, and the compensation decisions made by the Compensation Committee.

Notwithstanding the Company’s overall pay positioning objectives, pay opportunities for specific individuals may vary materially based on a number of factors such as scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a new executive with necessary skill levels and experience.  Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of operating goals and the creation of shareholder value.  In some instances, the amount and structure of compensation is also a result of arm’s-length negotiations with executives, which reflect an increasingly competitive market for quality, proven managerial talent.

Relationship of Executive Compensation to Performance. The Compensation Committee believes that in order for the Company to be successful in its efforts to increase and maintain long term shareholder value and increase the Company’s operating efficiencies, it is important to focus compensation programs for Executive Management, and particularly the Named Executive Officers, to be dependent upon the principles of pay-for-performance.  The compensation program implemented for Thomas X. Geisel, the Company’s President and CEO, effective January 7, 2008, has a base salary of $500,000 per year and is strongly focused on providing increased incentives, including cash, stock and stock option awards, based upon attainment of financial performance measures  (specifically, achievement of annual earnings per share targets).  Similar incentives were implemented for the other Named Executive Officers and other members of the Executive Management team in 2008.  The Company has never been required to restate performance measures upon which performance-based compensation is determined.  The Company does not have a policy regarding recovery of performance-based compensation awards in the event of such financial restatements or recalculations of goals; provided, however, effective January 9, 2009, the Company elected to participate in the Troubled Asset Relief Program Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”).  During the period that the Company has Preferred Stock and Stock Warrants outstanding to investors under the CPP, the Company will be required to recapture any incentive compensation paid to the Named Executive Officers that is determined based upon performance metrics that are subsequently determined to require restatement or recalculation.  In addition, the Compensation Committee has reviewed the Company’s incentive compensation programs with the Company’s senior risk officers to ensure that the Company’s incentive compensation programs do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of the financial institution.

Tax and Accounting Considerations. The Company takes into account tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules (i.e., SFAS 123(R)), the Company must expense the grant-date fair value of share-based grants such as stock option awards, restricted stock, performance shares, and SARs settled in stock.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews appropriate expense analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places an annual limit on the tax deduction for certain compensation paid in excess of $1 million to the chief executive officer and the three most highly compensated executive officers of a corporation.  All of the compensation the Company paid in 2008 to the Named Executive Officers is expected to be deductible under Section 162(m).  Whether all elements of compensation paid by the Company in future years will be fully deductible is dependent upon many factors as required by Section 162(m) of the Internal Revenue Code and applicable regulations.  Such factors include the aggregate level of taxable income received by an executive in each year, the structure of various compensation plans, the manner in which incentive compensation goals are established and a determination of satisfaction of those goals, and the relationship between the Company and the directors serving on the committee determining the performance goals related to incentive compensation and the satisfaction of such performance goals.  The Committee retains the flexibility to pay both compensation that will be fully deductible and compensation that may not be deductible in structuring the Company’s compensation programs in its actions to promote the best interests of the Company and its shareholders.

Upon a change in control of the Company, some portion of the severance payments may exceed the deductible limitations under Section 280G of the Internal Revenue Code, and the Company has included a 280G tax gross-up provision in the change in control agreements with the Named Executive Officers (except for Mr. Bernard Brown, the Chairman).  Although the Compensation Committee does not anticipate that any such non-deductible payments or tax gross-up payments, if applicable, will constitute a material portion of the total shareholder consideration that might be paid in connection with such a change in control transaction, it believes that it is necessary for the Company to have flexibility in designing its compensation programs to meet necessary business objectives and pay strategies.  During 2008, the Compensation Committee determined that it would phase-out the use of such tax-gross-up provisions included in its Change-in-Control Severance Agreement within a three year period.  The Compensation Committee is reviewing alternative methods of compensating the Named Executive Officers in a manner that balances the economic security interests of the executives and the economic interests of the Company’s shareholders.

Executive Compensation Restrictions Under TARP CPP Program.  On January 9, 2009, our CEO, CFO and three of our most highly compensated senior executive officers voluntarily executed SEO Waiver Forms and SEO Letter Agreements in connection with our participation in the CPP.  By executing these documents, the SEOs waived any claims they may have as individuals against the Treasury as a result of modifications to their existing compensation arrangements that are made or will be made in order to be in compliance with Section 111 of the EESA.

Such modifications on executive compensation matters include (i) ensuring that incentive compensation for the SEOs does not encourage unnecessary and excessive risks that threaten our value; (ii) requiring a forfeiture or repayment of any bonus or incentive compensation paid to a SEO based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; and (iii) limiting severance payments to SEOs to the limits under Section 280G of the Internal Revenue Service Code for terminations not related to a change in control transaction.

The Company repaid the CPP funds to the U.S. Treasury as of April 8, 2009 and repurchased the warrant it had issued to the U.S. Treasury on May 27, 2009.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee considered and discussed the foregoing Compensation Discussion and Analysis (CD&A) with executive management and gave its recommendation to the Board of Directors that the CD&A be included in this proxy statement.

The Compensation Committee has reviewed with the senior risk officers of the Company the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage such senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Compensation Committee:
Eli Kramer, Alfonse M. Mattia, and George A. Pruitt.

EXECUTIVE COMPENSATION

Summary.  The following table sets forth the cash and non-cash compensation awarded to or earned during the last three fiscal years by our principal executive officer, principal financial officer and the three other most highly compensated executive officers whose total compensation (excluding compensation attributable to changes in pension value and non-qualified deferred compensation earnings) during the fiscal year ended December 31, 2008 exceeded $100,000 for services rendered in all capacities to the Company and the Bank.

	Year	Salary	Bonus(1)	Stock Awards (2)	Options(3)	All Other Compensation(4)	Total

Bernard A. Brown	2008	$370,108	-	-	$ 31,690	-	$ 401,798
Chairman	2007	$356,400	-	-	$ 31,604	-	$ 388,004
	2006	$400,638	-	-	$ 50,874	-	$ 451,513

Sidney R. Brown	2008	$185,054	-	$229,451	$ 87,732	-	$ 502,237
Vice Chairman,	2007	$178,200	-	$154,072	$ 15,802	-	$ 348,074
Treasurer and Secretary	2006	$200,319	-	-	$ 33,653	-	$ 233,972

Thomas X. Geisel(5)	2008	$490,384	$250,000	$ 9,286	$114,522	$151,741	$1,095,933
President and CEO

Dan A. Chila	2008	$309,476	-	$ 9,353	$ 14,613	$ 16,094	$ 349,536
Executive Vice President	2007	$286,626	$ 86,783	-	$ 6,411	$ 16,351	$ 396,171
and Chief Financial Officer	2006	$277,106	-	-	$ 17,323	$ 16,695	$ 311,124

A. Bruce Dansbury	2008	$320,000	-	$118,423	$ 24,355	$ 17,775	$ 480,553
Executive Vice President	2007	$277,729	$ 90,000	$ 21,991	$ 10,684	$ 20,698	$ 421,102
and Chief Operating Officer	2006	$262,813	-	-	$ 10,393	$ 15,260	$ 288,466
_________________
(1)
No cash bonuses for 2006 and 2008 were awarded to senior management because earnings were substantially below budget targets.  Discretionary cash bonuses for 2007 were earned by senior management in 2007 but paid in 2008: Mr. Dansbury - $90,000; Mr. Chila - $86,783.   As part of his employment agreement, Mr. Geisel was awarded a sign-on bonus of $250,000 in 2008.

(2)
The amount represents all of the SFAS 123(R) expense recorded by the Company during 2008 and 2007 for restricted stock units awarded to the named officers.  See Note 2 to the Company’s Audited Financial Statements for a discussion of SFAS 123(R) valuations methodology.

(3)	The amount shown represents all of the SFAS 123(R) expense recorded by the Company during 2008, 2007 and 2006, respectively, for options granted to the named officers.
(4)
The components of all other compensation in 2008 for Mr. Geisel are an automobile allowance, including gross up for employment taxes, of $26,180, and moving related expenses, including gross up for employment taxes of $125,561.  All other compensation in 2008 for Mr. Chila consists of personal use auto expenses of $9,194 and contributions under the 401(k) plan of $6,900.  All other compensation in 2008 for Mr. Dansbury are club membership payments of $9,487, personal use auto expenses of $1,388 and contributions under the 401(k) plan of $6,900.

(5)	Mr. Geisel joined the Company on January 7, 2008.

Stock Option Plans.  The Company’s stock option plans include the 1995 Stock Option Plan, the 1997 Stock Option Plan, the 2002 Stock Option Plan and the 2004 Stock-Based Incentive Plan.  Each of these plans has been approved by the Company’s shareholders.

Options granted may be either incentive stock options (options that afford favorable tax treatment to recipients upon compliance with certain restrictions pursuant to Section 422 of the Internal Revenue Code and that do not normally result in tax deductions to the Company) or non-incentive stock options.  The option price may not be less than 100% of the fair market value of the shares on the date of the grant.  Option shares may be paid for in cash, shares of the common stock, or a combination of both.  Options are exercisable for a period of ten years from the date of grant.

The following table sets forth information concerning the stock options and stock awards granted to the named officers during 2008.

Stock Options
Name	Grant Date	Number of Shares of Stock	Number of Securities Underlying Options	Exercise Price	Grant Date Fair Value(1)

Bernard A. Brown	-	-	-	-	-
Sidney R. Brown	01/22/2008	-	97,350(2)	$ 10.76	$ 381,792
	01/31/2008	515(3)	-	-	$ 6,771
Thomas X. Geisel	01/07/2008	42,046(4)	203,960(4)	$ 11.90	$1,141,292
Dan A. Chila	03/20/2008	4,558(5)	-	-	$ 57,849
A. Bruce Dansbury	03/20/2008	4,728(5)	-	-	$ 60,003
______________
(1)	The grant date fair value is calculated in accordance with SFAS 123(R). See Note 2 to the Company’s Audited Financial Statements for additional discussion on SFAS 123(R) valuation methodology.
(2)	These stock options vest one-fifth per year starting on the one-year anniversary of the date of grant.
(3)	These restricted stock units vest one-twelfth per month over the twelve months following the date of award.
(4)	These restricted stock units and stock options vest 25% on the second-year anniversary of the date of grant and 25% annually thereafter.
(5)	These restricted stock units vest on the fourth-year anniversary of the date of grant.

The following table sets forth information concerning the stock options and restricted stock units held by the named officers as of the end of 2008.
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Stock Awards Not	Market Value of Stock Awards Not
Name	Exercisable	Unexercisable	Price	Date	Vested (#)	Vested ($)(7)

Bernard A. Brown	258,553	-	$ 8.09	02/02/2012	-	-
	431,657	-	$ 8.74	10/31/2009	-	-
	11,849	-	$10.52	04/22/2009	-	-
	2,631	-	$10.96	01/18/2009	-	-
	11,826	17,738(1)	$15.33	05/08/2016	-	-

Sidney R. Brown	36,935	-	$ 8.09	02/02/2012	-	-
	162,517	-	$ 8.09	01/23/2012	-	-
	65,153	-	$ 8.74	10/31/2009	-	-
	11,849	-	$10.52	04/22/2009	-	-
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Stock Awards Not Vested (#)	Market Value of Stock Awards Not Vested ($)(7)
Name	Exercisable	Unexercisable

Sidney R. Brown	-	97,350(1)	$10.76	01/22/2018	-	-
(continued)	17,101	-	$10.96	01/08/2009	-	-
	5,913	8,868(1)	$15.33	05/08/2016	-	-
	-	-	-	-	43(4)	$ 564

Thomas X. Geisel	-	203,960(2)	$11.90	01/07/2018	42,046(2)	$499,989

Dan A. Chila	8,143	-	$ 4.30	04/10/2010	-	-
	7,755	-	$ 4.84	12/21/2010	-	-
	147,743	-	$ 8.09	01/23/2012	-	-
	4,410	8,820(3)	$14.70	07/19/2017	-	-
	-	-	-	-	4,558(5)	$ 57,849

A. Bruce Dansbury	7,755	-	$ 5.32	04/02/2011	-	-
	88,642	-	$ 8.09	01/23/2012	-	-
	7,349	14,699(3)	$14.70	07/19/2017	-	-
	-	-	-	-	22,050(6)	$349,800
	-	-	-	-	4,728(5)	$ 60,300
_______________
(1)	These stock options vest one-fifth per year starting on the one-year anniversary of the date of grant.
(2)	These restricted stock units and stock options vest 25% on the second-year anniversary of the date of grant and 25% annually thereafter.
(3)	These stock options vest one-third per year starting on the one-year anniversary of the date of the grant.
(4)	These restricted stock units vest one-twelfth per month over the twelve months following the date of award.
(5)	These restricted stock units vest on the fourth-year anniversary of the date of grant.
(6)	These restricted stock units vest one-half on the eighteen-month anniversary of the date of the award and the remaining amount vesting on the four-year anniversary of the date of the award.
(7)	Represents the market value of the Company’s common stock on the date of award.

The following table shows stock option exercises by the named officers and stock vesting during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number Vested	Value Realized on Vesting(2)

Bernard A. Brown	-	-	-	-
Sidney R. Brown	-	-	14,771	$166,654
Thomas X. Geisel	-	-	-	-
Dan A. Chila	-	-	-	-
A. Bruce Dansbury	-	-	-	-

__________
(1)             Value represents market value of the Company’s common stock at exercise less the exercise price.
(2)             Value represents the market value of the Company’s common stock on the vesting date.

Potential Payments on Termination or Change in Control. The Company has entered into change in control severance agreements with certain executive officers.

The agreement with Bernard Brown is for a three-year term.  If Mr. Brown is terminated without just cause within two years following a “change in control” of the Company, as defined in the agreement, he will be entitled to receive a payment equal to 2.999 times his average annual aggregate taxable compensation for the prior five years.  If such payment were to be made under the agreement as of December 31, 2008, such payment to Mr. Brown would equal approximately $7.7 million.  The agreement may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board’s sole discretion.

The agreement with Sidney Brown is for a three-year term and the agreements with Thomas Geisel, Dan Chila, and Bruce Dansbury are for twenty-four month terms.  If the officer is terminated without just cause within eighteen months following a change in control, the officer would be entitled to a payment equal to 2.999 times his average annual taxable compensation for the prior five years.  If payments were to be made under the agreements with these individuals as of December 31, 2008, the amount of such payments would equal approximately: $1.3 million for Sidney Brown; $2.6 million for Thomas Geisel; $1.0 million for Dan Chila; and $924,000 for Bruce Dansbury.  No payments are due under the agreements if the officer is terminated for cause following a change in control of the Company or the Bank.

The agreements with Sidney Brown, Thomas Geisel, Dan Chila, and Bruce Dansbury provide that the severance payments to be made upon a change in control will not be limited by amounts that are tax deductible to the Company or the Bank.  As such, such payments may result in these officers receiving payments that are subject to a 20% excise tax, and the Company and the Bank might incur non-deductible payments related to such compensation.  If the officers were to be subject to an excise tax on such change in control severance payments, such officers would also receive a tax gross-up payment whereby the officers receiving such payments will have any adverse tax consequences ameliorated by additional payments from the Company and the Bank as may be necessary in order to protect the intended economic benefits under the severance agreements.  Such tax gross-up payments, if any, by the Company or the Bank to the officer would be non-deductible payments for federal tax purposes.  The agreement with Bernard Brown does not contain such provisions and is limited by the amount that is tax deductible to the Company or the Bank.

The agreements with Thomas Geisel, Dan Chila, and Bruce Dansbury also provide for a severance payment representing fifteen months (twenty-four months in the case of Mr. Geisel) of continued salary and bonus payments in the event of a termination of employment (absent termination for cause) initiated by the Company or the Bank independent of a change in control transaction and provided that the executive complies with the non-competition requirements of such agreement. In addition, the Executive and his dependents shall be eligible to continue coverage under the Company’s or the Bank's medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of eighteen months following the date of termination of employment at the Company’s expense.  In the event that such individuals were terminated as of December 31, 2008, such severance payment amounts would have been approximately $1.4 million for Thomas Geisel, $456,000 for Dan Chila; and $487,000 for Bruce Dansbury, respectively.

DIRECTOR COMPENSATION

Meeting Fees.  For the year ended December 31, 2008, director meeting fees were as follows: each member of the Board of Directors (excluding the Chairman, Vice Chairman and President – who are compensated as executive officers of the Company) received a fee of $1,500 for each board meeting and $1,000 for each committee meeting attended.  For the year ended December 31, 2008, the aggregate meeting fees totaled $278,500 and this was paid entirely in the form of shares of the Company’s common stock, 32,054 shares in aggregate.  Effective May 15, 2008, payment of fees for special conference call meetings of the Board of Directors and Committees is determined by the Chairman, Vice Chairman, President or Committee Chair; if a determination is made to pay a meeting fee, the fee paid is $1,000.

Other Compensation.  As part of their director compensation for 2008, each director (excluding the Chairman, Vice Chairman and President) received shares of the Company’s common stock worth $6,000.

Retainers.  For 2008, the Audit Committee chairman received an annual retainer of $23,000, other committee chairmen received an annual retainer of $20,500 and each other director, except the Chairman, Vice Chairman and employee directors of the Company, received an annual retainer of $18,000.  Approximately 66% of these retainers were paid in shares of the Company’s common stock and 34% in cash.

Set forth below is a table providing information concerning the compensation of the directors of the Company for 2008.  The amount shown as “Cash Compensation” represents the portion of the director’s retainer which that particular director elected to receive in cash.  All other director compensation was paid in the form of shares of the Company’s common stock.

Name	Cash Compensation	Stock Compensation(4)	Option Awards(5)(6)	Total

Bernard A. Brown(1)	-	-	-	-
Ike Brown	-	$37,000	-	$37,000
Jeffrey S. Brown	-	$36,000	-	$36,000
Sidney R. Brown(1)	-	-	-	-
John A. Fallone	$20,500	$23,500	-	$44,000
Peter Galetto, Jr.	-	$59,500	-	$59,500
Thomas X. Geisel(1)	-	-	-	-
Douglas J. Heun	-	$54,000	-	$54,000
Anne E. Koons	-	$39,500	-	$39,500
Eli Kramer	$18,000	$40,500	$25,000	$83,500
Alfonse M. Mattia	-	$56,500	-	$56,500
George A. Pruitt	$15,000	$32,500	-	$47,500
Anthony Russo, III	$18,000	$21,500	-	$39,500
Edward H. Salmon	-	$57,000	-	$57,000
Anat Bird(2)	-	$48,000	-	$48,000
Charles A. Kaempffer(3)	$ 9,000	$12,000	-	$21,000
______________
(1)
These individuals served as executive officers of the Company during 2008 and were compensated as executive officers.  They did not receive compensation in their capacity as directors during 2008.  Their compensation is discussed above under Executive Compensation.

(2)	Ms. Bird retired from the Boards effective May 28, 2009.
(3)
  Mr. Kaempffer retired from the Boards effective May 15, 2008 and was appointed to serve as Director Emeritus for one year; amount reported as stock compensation includes 614 shares at a fair value of $7.32 received as Director Emeritus for attending meetings.

(4)
Stock compensation includes shares received with a fair value of $10.43 and $7.32, respectively, for each individual:  Ike Brown – 1,678 and 2,662; Jeffrey Brown – 1,582 and 2,662; John Fallone - 815 and 2,048; Peter Galetto – 2,493 and 4,574; Douglas Heun – 2,181 and 4,266; Anne E. Koons – 1,678 and 3,003; Eli Kramer – 1,582 and 3,276; Alfonse Mattia – 2,445 and 4,232; George Pruitt – 1,342 and 2,526; Anthony Russo – 719 and 1,911; Edward Salmon – 2,373 and 4,403; Anat Bird – 2,085 and 3,584; Charles Kaempffer – 719 and 614.

(5)	The grant date fair value of the option award is calculated in accordance with SFAS 123(R). See Note 2 of the Company’s Audited Financial Statements for additional discussion on SFAS 123.
(6)
As of December 31, 2008, each director had the following options outstanding: Bernard Brown – 719,774;  Ike Brown – 4,429; Jeffrey Brown – 4,429; John Fallone – 20,168; Peter Galetto – 29,548; Douglas Heun – 4,429; Eli Kramer – 27,298; Alfonse Mattia – 4,429; George Pruitt – 4,429; Anthony Russo – 4,429; Edward Salmon – 4,429; Charles Kaempffer – 18,702.

RELATED PARTY TRANSACTIONS

Bernard A. Brown, the Chairman of the Board of Directors, is an owner of Vineland Construction Company which leases office space to the Company and has been engaged by the Company to act as project manager for various matters. In addition, Arctic Realty Company LLC has been engaged by the Company to act as project manager and the Company has entered into an agreement with Arctic Realty Company LLC as of December 31, 2008 to lease office space beginning in 2009.  The Company paid approximately $2.1 million and $134,000 to Vineland Construction Co. and Arctic Realty Company LLC during 2008.

Anne E. Koons, a director, is the sole owner of ABK Realty, which leases office space and land to the Company.  The Company paid approximately $360,000 to ABK Realty during 2008.

Anthony Russo, III, a director, is an owner of Medsun Bank Properties, which leases office space to the Company.  The Company paid approximately $96,000 to Medsun Bank Properties during 2008.

It is the Company’s policy that any transactions between the Company or the Bank on the one hand and a director or executive officer on the other hand, be reviewed and approved by the independent directors of the Company as part of the independent directors’ regular meetings.  Only transactions that the independent directors have determined to be on terms substantially the same, or at least as favorable to the Company and the Bank, as those that would be provided by a non-affiliate are approved.

In its normal course of business, the Bank makes various types of loans to officers, directors and employees of the Bank and of the Company.  These loans are made on substantially the same terms and conditions (including interest rates and collateral requirements) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with its other unaffiliated customers and do not involve more than the normal risk of collectibility, nor present other unfavorable features.  All of these loans were current at December 31, 2008.

The Company’s independent directors, as determined by the standards of the NASDAQ Stock Market, are: John A. Fallone, Peter Galetto, Jr., Douglas J. Heun, Eli Kramer, Alfonse M. Mattia, George A. Pruitt, Anthony Russo, III and Edward H. Salmon.

PROPOSAL II – APPROVAL OF AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED 2004 STOCK-BASED INCENTIVE PLAN

General

The Company’s 2004 Stock-Based Incentive Plan, as amended and restated (referred to in this section as the “2004 Stock Plan” or the “Plan”) was approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders and was attached as an exhibit to the 2007 Proxy Statement. The purpose of the 2004 Stock Plan is to attract and retain personnel for positions of substantial responsibility and to provide additional incentive to certain officers, directors, advisory directors, employees and other persons to promote the success of the Company.   The proposed 2009 Amendment to the 2004 Stock Plan, which is subject to the approval of shareholders, reads as follow:

“Notwithstanding anything herein to the contrary, effective July 16, 2009, the aggregate number of Shares with respect to which Awards may be made pursuant to the Plan shall be increased by 1,000,000 additional Shares to a total of 2,500,425 Shares issuable under the Plan of which the aggregate number of additional Shares issuable as Stock Awards under the Plan shall not exceed 350,000 Shares to a total of 761,101 aggregate Stock Awards.”

The Board of Directors approved this proposed 2009 Amendment and believes that such amendment is in the best interest of the Company and its shareholders. The Board recommends that shareholders vote “FOR” the approval of the 2009 Amendment to the 2004 Stock Plan.

Increase in Authorized Shares. Currently, the 2004 Stock Plan authorizes the issuance of a maximum of 1,500,425 shares of the Company’s common stock pursuant to awards under the 2004 Stock Plan. Such shares of the Company’s common stock may be issued upon either the exercise of stock options or the grant of stock awards; provided, however that the maximum number of shares that may be granted as stock awards is currently limited to 411,101 shares, and the balance of the shares authorized for issuance under the 2004 Stock Plan may be granted in the form of stock options. The proposed amendment would increase the total number of shares authorized for awards by 1,000,000 shares, so that the new maximum number of shares authorized for issuance under the 2004 Stock Plan would be 2,500,425 shares. Included in this 1,000,000 share increase is an increase in the maximum number of shares that may be granted as stock awards, which will now be 761,101 shares, as compared to 411,101 shares before the amendment.

Summary of the 2004 Stock Plan

Below is a summary of the Plan’s features and an explanation of the income tax consequences of awards under the Plan to the Company and the officers and directors. This summary is qualified in its entirety by the complete provisions of the 2004 Stock Plan.

The 2004 Stock Plan is administered by the Compensation Committee. A majority of the members of the Compensation Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present shall be deemed the action of the committee. Authorized but unissued shares, treasury shares, or shares purchased in the open market may be used to satisfy awards under the Plan. The Plan shall continue in effect for a term of 10 years from the Plan effective date, June 11, 2004, which is the date the Company’s shareholders initially approved the Plan.

Awards under the 2004 Stock Plan

The Board or the Compensation Committee determines the participants who are granted awards, the terms of such award, and whether the awards are incentive stock options, non-incentive stock options and/or stock awards. In making this determination, the Board or the Compensation Committee considers several factors including prior and anticipated future job duties and responsibilities, job performance, the Company’s financial performance and a comparison of stock compensation awards given by other financial institutions.

Currently, the Plan authorizes the grant of awards in the form of:

•
Stock options to purchase the Company’s common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (options which afford tax benefits to the recipients upon compliance with certain conditions and which do not result in tax deductions to the Company), referred to as “incentive stock options” or “ISOs”;

•
stock options that do not so qualify (options which do not afford income tax benefits to recipients, but which may provide tax deductions to the Company), referred to as “non-incentive stock options” or “NSOs”;

•	stock awards, which provide a grant of the Company’s common stock that may vest over time; and

•
Stock Appreciation Rights (SARs), which are contractual rights that entitle the holder to a payment equal to appreciation in the stock from the date of the grant to the date of exercise of the SAR. The SARs are settled in shares of the Company’s common stock.

No single participant may be awarded more than 25% of the total shares of the Company’s common stock authorized under the 2004 Stock Plan.

Stock Options

The Compensation Committee has the discretion to make awards to participants and the authority to determine the date or dates on which such awards will become first earned or exercisable. Officers, directors, advisory directors, employees and other persons may be designated by the Compensation Committee to receive, at no cost to them, stock options under the Plan. Each stock option granted pursuant to the 2004 Stock Plan is evidenced by an instrument in such form as the Compensation Committee from time to time approves. Option shares may be paid for in cash, shares of the Company’s common stock, or a combination of both. The Company’s common stock utilized in full or partial payment of the exercise price must have been owned by the person exercising such option not less than six months prior to the date of exercise. The Company receives no monetary consideration for the granting of stock options under the 2004 Stock Plan. Further, the Company receives no consideration other than the option exercise price per share for the Company’s common stock issued upon the exercise of those stock options. An option that expires, becomes unexercisable, or is forfeited for any reason prior to its exercise becomes available again for issuance under the 2004 Stock Plan.

In general, if an option recipient ceases to serve as an employee of the Company for any reason other than disability or death, an exercisable incentive stock option continues to be exercisable for three months but in no event after the expiration date of the option. In the event of the disability of an option recipient during employment, an incentive stock option is immediately exercisable and continues to be exercisable for one year thereafter. In the event of death of an option recipient during employment, an incentive stock option is immediately exercisable and continues to be exercisable for the remaining term of such incentive stock option. The terms and conditions of non-incentive stock options relating to the effect of an option recipient’s termination of employment or service, disability, or death are determined by the Compensation Committee, in its sole discretion, at the time of termination of service, disability or death, unless specifically determined at the time of grant of such stock options.

The exercise price for the purchase of the Company’s common stock subject to an option may not be less than one hundred percent (100%) of the Fair Market Value of the Company’s common stock covered by the option on the date of grant of such option. The Fair Market Value may not be less than the last reported sale price on such date, or if there are no sales on such date, the mean between the last bid and ask price on such date. If no such bid and ask price is available, then the Fair Market Value is determined by the Compensation Committee in good faith. If an officer or employee owns the Company’s common stock representing more than ten percent of the outstanding the Company’s common stock at the time an incentive stock option is granted, then the exercise price may not be less than one hundred and ten percent (110%) of the Fair Market Value at the time the incentive stock option is granted. No more than $100,000 of incentive stock options can become exercisable for the first time in any calendar year for any one person. The Compensation Committee may impose any additional conditions upon the right to exercise an option not inconsistent with the terms of the 2004 Stock Plan or the requirements for qualification as an incentive stock option, if such option is intended to qualify as an incentive stock option.

No shares of the Company’s common stock are issued upon the exercise of an option until full payment has been received by the Company, and no option recipient has any of the rights of a shareholder of the Company until shares of the Company’s common stock are issued to such option recipient. Upon the exercise of an option by an option recipient (or the option recipient’s personal representative), the Compensation Committee, in its sole and absolute discretion, may make a cash payment to the option recipient, in whole or in part, in lieu of the delivery of shares of the Company’s common stock. Such cash payment to be paid in lieu of delivery of the Company’s common stock shall be equal to the difference between the Fair Market Value of the Company’s common stock on the date of the option exercise and the exercise price per share of the option. Such cash payment is in exchange for the cancellation of such option. Cash payments are not made in the event that such transaction would result in liability to the option recipient and the Company under Section 16(b) of the Securities Exchange Act of 1934, as amended or any related regulations promulgated thereunder.

The 2004 Stock Plan provides that the Board of Directors of the Company may authorize the Compensation Committee to direct the execution of an instrument providing for the modification, extension or renewal of any outstanding option, provided that no such modification, extension or renewal may confer on the option recipient any right or benefit which could not be conferred on the option recipient by the grant of a new option at such time, and may not materially decrease the option recipient’s benefits under the option without the option recipient’s consent, except as otherwise provided under the 2004 Stock Plan. The exercise price of previously awarded stock options may not be reduced, except as otherwise provided under the 2004 Stock Plan with respect to capitalization adjustments or other extraordinary corporate actions, without shareholder approval of such action.

Transferability

An incentive stock option is not assignable or transferable otherwise than by will or by the laws of descent and distribution. A non-incentive stock option, on the other hand, may, with the prior written consent of the Compensation Committee, be assigned or transferred during the option recipient’s lifetime for valid estate planning purposes.

Effect of Mergers, Change of Control and Other Adjustments

Subject to any required action by the shareholders of the Company, the aggregate number of shares of the Company’s common stock for which awards may be granted hereunder or the number of shares of the Company’s common stock represented by each award is proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of the Company’s common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of the Company’s common stock effected without the receipt or payment of consideration by the Company. Subject to any required action by the shareholders of the Company, in the event of any change in control, recapitalization, merger, consolidation, exchange of shares, spin-off, reorganization, tender offer, partial or complete liquidation or other extraordinary corporate action or event, the Compensation Committee will (i) appropriately adjust the number of shares of the Company’s common stock subject to options, the exercise price per share of such option, and the consideration to be given or received by the Company upon the exercise of any outstanding options; (ii) cancel any or all previously granted options, provided that appropriate consideration is paid to the option recipient in connection therewith; and/or (iii) make such other adjustments in connection with the 2004 Stock Plan as the Compensation Committee deems necessary, desirable, appropriate or advisable. However, no action may be taken by the Compensation Committee which would cause incentive stock options granted pursuant to the 2004 Stock Plan to fail to meet the requirements of Section 422 of the Internal Revenue Code without the consent of the option recipient.

The Compensation Committee has the power to accelerate the vesting or exercise date of all awards granted under the 2004 Stock Plan. In the case of a change in control of the Company, all outstanding awards become immediately exercisable. A “change in control” is defined to include:

•	the sale of all, or substantially all, of the assets of the Company;

•	the merger or recapitalization of the Company whereby the Company is not the surviving entity;

•	a change in control of the Company as otherwise defined or determined by the Federal Reserve Board or its regulations; or

•
the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended and rules and regulations promulgated thereunder) of 25% or more of the outstanding voting securities of the Company by any person, trust, entity, or group.

The power of the Compensation Committee to accelerate the vesting and exercise of awards and the immediate exercisability of awards in the case of a change in control of the Company could have an anti-takeover effect by making it more costly for a potential acquiror to obtain control of the Company due to the higher number of shares outstanding following such exercise of options. The power of the Compensation Committee to make adjustments in connection with the 2004 Stock Plan, including adjusting the number of shares subject to awards and canceling awards, prior to or after the occurrence of an extraordinary corporate action, allows the Compensation Committee to adapt the 2004 Stock Plan to operate in changed circumstances, to adjust the 2004 Stock Plan to fit a smaller or larger institution, and to permit the issuance of awards to new management following such extraordinary corporate action. However, this power of the Compensation Committee also has an anti-takeover effect, by allowing the Compensation Committee to adjust the 2004 Stock Plan in a manner to allow the present management of the Company to exercise more options and hold more shares of the Company’s common stock, and to possibly decrease the number of awards available to new management of the Company.

Although the 2004 Stock Plan may have an anti-takeover effect, the Company’s Board of Directors did not adopt the 2004 Stock Plan specifically for anti-takeover purposes. The 2004 Stock Plan could render it more difficult to obtain support for shareholder proposals opposed by the Company’s Board and management in that recipients of options could choose to exercise such options and thereby increase the number of shares for which they hold voting power. Also, the exercise of such options could make it easier for the Board and management to block the approval of certain transactions. In addition, the exercise of such options could increase the cost of an acquisition by a potential acquiror.

Stock Awards

The Plan authorizes the granting of stock awards to employees. The Compensation Committee has the authority to determine the conditions upon which the stock awards granted will vest. If a participant with stock awards terminates employment or service for reasons other than death, disability or a change in control of the Company, the participant forfeits all rights to the awards under restriction. The Plan provides that all stock awards vest immediately upon termination of employment following a change in control of the Company, as well as following death or disability. An agreement setting forth the terms of the stock awards (“Stock Award Agreement”) sets forth the vesting period.

Stock awards are generally nontransferable and nonassignable as provided in the 2004 Stock Plan except by will or the laws of descent and distribution. After a stock award is made under the 2004 Stock Plan, the participants would receive amounts equal to cash dividends paid on the shares with respect thereto. Such payment would be made as soon as administratively feasible following the related dividend payment date. A recipient of such stock awards is not be entitled to voting rights associated with such shares prior to the applicable date such shares are earned. The aggregate number of shares available for issuance pursuant to the stock awards and the number of shares to which any stock award relates is proportionately adjusted for any increase or decrease in the total number of outstanding shares resulting from any split, subdivision or consolidation or other capital adjustment, change or exchange of the Company’s common stock, or other increase or decrease in the number or kind of shares effected without receipt or payment of consideration by the Company.

Directors, the Director Emeritus and advisory directors of the Company and the Bank receive payment of board meeting fees in the form of stock awards based upon the meeting fees established for such meetings from time to time by the Board of the Company and the Bank and the Fair Market Value of the Company’s common stock at the time of such meeting. In addition, directors of the Company and the Bank may elect in accordance with procedures established by the Compensation Committee to receive payment of any annual retainer in the form of a stock award valued at the Fair Market Value of the Company’s common stock at the time of such payment in lieu of such cash payment.

Stock Appreciation Rights

The awarding of Stock Appreciation Rights (SARs) are authorized under the Plan. SARs are contractual rights that entitle the holder to a payment either in shares or cash equal to appreciation in the stock from the date of the grant to the date of exercise of the SAR. The SARs that may be authorized under the 2004 Stock Plan will be settled in shares of the Company’s common stock equal to the appreciation in the Fair Market Value of the Company’s common stock between the date of grant of the SAR to the date of exercise of the SAR. SARs are economically equivalent to a fair market value stock option and result in the recipient of a SAR receiving the same dollar amount in stock as he or she would under a “cashless “ exercise on a stock option. The use of a SAR settled in stock permits less dilution to the shareholders because fewer shares are issued to the SAR recipient. It is also preferable from an administrative standpoint because it does not require the SAR recipient to pay the Company an exercise price. The accounting treatment of SARs settled in stock in terms of expense recorded by the Company is equivalent to the accounting treatment of stock options.

The Compensation Committee may grant SARs upon such terms and conditions as it may determine, and each SAR grant shall be evidenced by an SAR award agreement that shall specify the grant price (which shall be not less than the Fair Market Value on the date of grant), the term of the SAR   (not to exceed ten years from the date of grant), and such other provisions as the Compensation Committee shall determine. SARs may be granted independent of stock options or in tandem with and simultaneous with stock options, if such tandem award determination is made at the time of the option award. SARs granted in tandem with options shall relate to the same number of underlying shares, have the same exercise price, exercise period, vesting date and other terms and conditions as the option to which it relates. The vesting schedule of an SAR shall accelerate upon the death or disability of the recipient or upon a change in control, or upon the accelerated vesting of its tandem option award. The terms and conditions of SARs not otherwise granted in tandem with options relating to the impact of the termination of employment or service, or disability or death, or upon a change in control shall be such terms and conditions as the Compensation Committee shall, in its sole discretion, determine at the time of such event, unless specifically provided for by the terms of the SAR award at the date of grant.

A SAR that has become exercisable may be exercised by written notice to the Company stating the number of SARs being exercised and satisfying such other conditions as may be prescribed in the SAR award agreement or by the Compensation Committee. If such SAR was granted in tandem with a stock option, the exercise of one instrument shall result in the simultaneous expiration and cancellation of the tandem instrument.

Upon the exercise of a SAR, the recipient shall be entitled to receive an amount determined by multiplying (a) the difference obtained by subtracting the grant price of such SAR (which shall be equivalent to the exercise price of such tandem option, if applicable) from the Fair Market Value on the date of exercise, by (b) the number of SARs exercised. The payment upon the exercise of an SAR shall be in the form of such number of shares of equivalent value calculated based upon the Fair Market Value on such date of exercise, except that any fractional shares shall be paid in cash. The recipient shall have no rights of ownership with respect to the shares until such shares have been issued following the exercise of such SAR.

New Benefits

At the present time, no determination has been made as to the granting of any additional awards in connection with the proposed 2009 Amendment to the 2004 Stock Plan.

Equity Compensation Plan Summary

Set forth below is information as of December 31, 2008 with respect to compensation plans under which shares of the Company’s common stock are authorized for issuance. The following summary does not reflect the additional shares that would be authorized under the 2004 Stock Plan if the 2009 Amendment to that Plan is approved.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights(3)	Weighted-average exercise price of outstanding options, warrants and rights(4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	2,751,802	$ 9.78	454,949
Equity compensation plans not approved by shareholders(2)	-	-	-

Total	2,751,802	$ 9.78	454,949

_____________
(1)
Plans approved by shareholders include the 1997 Stock Option Plan, the 2002 Stock Option Plan and the 2004 Stock Based-Incentive Plan, as amended.  The amount of securities includes options for 179,833 shares of our common stock as a result of our assuming obligations under stock option plans of Advantage Bank in connection with an acquisition in 2006 and Community Bancorp of New Jersey in connection with an acquisition in 2004.  While we assumed the obligations existing under these plans as of the time of merger, we have not and will not in the future, use them to make further grants.

(2)	Not applicable.
(3)	Amount includes 105,933 restricted stock units that have been granted, but not yet issued, and are therefore not included in shares outstanding.
(4)	Amount does not reflect the market value of 105,933 restricted stock units included in columns (a) herein.

Amendment and Termination of the 2004 Stock Plan

The Board of Directors may alter, suspend or discontinue the 2004 Stock Plan, except that no action of the Board shall increase the maximum number of shares of the Company’s common stock issuable under the 2004 Stock Plan, materially increase the benefits accruing to option recipients under the 2004 Stock Plan or materially modify the requirements for eligibility for participation in the 2004 Stock Plan unless such action of the Board shall be subject to approval by the shareholders of the Company.

Possible Effects of the Proposed Increase in Shares Authorized under the 2004 Stock Plan

The common stock to be issued in connection with awards under the 2004 Stock Plan may either be authorized but unissued shares of the Company’s common stock or shares purchased in the open market. Because the shareholders of the Company do not have preemptive rights, to the extent that the Company funds the 2004 Stock Plan, in whole or in part, with authorized but unissued shares, the interests of current shareholders may be diluted.

If the 2009 Amendment to the 2004 Stock Plan is approved, the number of shares authorized under the 2004 Stock Plan will increase by 1,000,000 shares. If the Company were to deliver the 1,000,000 newly issued shares of its common stock in connection with awards under the 2004 Stock Plan, this would increase the number of shares outstanding by approximately 4%. The Company can avoid increasing the shares outstanding from awards under the 2004 Stock Plan by delivering shares repurchased in the open market upon the exercise of options or distribution of stock awards.

Federal Income Tax Consequences

Under present federal tax laws, awards under the 2004 Stock Plan have the following consequences:

•	The grant of an option does not by itself result in the recognition of taxable income to an option recipient nor entitle the Company to a tax deduction at the time of such grant.

•
The exercise of an option which is an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code generally does not, by itself, result in the recognition of taxable income to an option recipient nor entitle the Company to a deduction at the time of such exercise. However, the difference between the option exercise price and the Fair Market Value of the Company’s common stock on the date of option exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax for an option recipient. An option recipient recognizes capital gain or loss upon resale of the shares of Company’s common stock received pursuant to the exercise of incentive stock options, provided that such shares are held for at least one year after transfer of the shares or two years after the grant of the option, whichever is later. Generally, if the shares are not held for that period, the option recipient recognizes ordinary income upon disposition in an amount equal to the difference between the option exercise price and the Fair Market Value of the Company’s common stock on the date of exercise, or, if less, the sales proceeds of the shares acquired pursuant to the option.

•
The exercise of a non-incentive stock option results in the recognition of ordinary income by the option recipient on the date of exercise in an amount equal to the difference between the exercise price and the Fair Market Value of the Company’s common stock acquired pursuant to the option.

•
The Company is allowed a tax deduction for federal tax purposes equal to the amount of ordinary income recognized by an option recipient at the time the option recipient recognizes such ordinary income.

•
In accordance with Section 162(m) of the Internal Revenue Code, the Company’s tax deductions for compensation paid to the most highly paid executives named in the Company’s Proxy Statement may be limited to no more than $1 million per year, excluding certain “performance-based” compensation. The Company intends for the award of options under the 2004 Stock Plan to comply with the requirement for an exception to Section 162(m) of the Internal Revenue Code applicable to stock option plans so that the amount of the Company’s deduction for compensation related to the exercise of options would not be limited by Section 162(m) of the Internal Revenue Code.

•
Stock awards awarded under the 2004 Stock Plan are generally taxable to the recipient at the time that such awards become earned and non-forfeitable, based upon the fair market value of such stock at the time of such vesting. Alternatively, a recipient may make an election pursuant to Section 83(b) of the Internal Revenue Code within 30 days of the date of the transfer of such stock award to elect to include in gross income for the current taxable year the fair market value of such award. Such election must be filed with the Internal Revenue Service within 30 days of the date of the transfer of the stock award. The Company is allowed a tax deduction for federal tax purposes as a compensation expense equal to the amount of ordinary income recognized by a recipient of stock awards and any payments related to dividends at the time the recipient recognizes taxable ordinary income.

•
Stock appreciation rights (SARs) do not have federal income tax consequences for the Company or for recipients at the time of grant. When a SAR is exercised, the fair market value of the shares of common stock delivered in settlement of the SAR is included in the recipient’s gross income for federal income tax purposes, and the Company may be entitled to claim a federal tax deduction for a like amount.

Shareholder Approval

Shareholder approval of the 2009 Amendment to the 2004 Stock Plan is being sought to increase the total shares authorized for issuance under the Plan in order to maintain the qualification of the Plan for the granting of incentive stock options in accordance with the Internal Revenue Code, to continue to enable recipients of options to qualify for certain exempt transactions related to the short-swing profit recapture provisions of Section 16(b) of the 1934 Act, to meet the requirements under the rules of the NASDAQ Global Select Market, and to continue to meet the requirements for the tax-deductibility of certain compensation items under Section 162(m) of the Internal Revenue Code. An affirmative vote of the holders of a majority of the total votes cast at the meeting in person or by proxy is required to constitute shareholder approval of the 2009 Amendment to the 2004 Stock Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2009 AMENDMENT TO THE 2004 STOCK PLAN.

PROPOSAL III – APPROVAL OF DIRECTORS STOCK
PURCHASE PLAN, AS AMENDED AND RESTATED

General

The Board of Directors has adopted the Sun Bancorp, Inc. Directors Stock Purchase Plan, as amended and restated (the "Plan").  The full text of the Plan is attached as Appendix A to this Proxy Statement. The following summary of the major provisions of the Plan is qualified, in its entirety, by reference to the Plan as set forth in Appendix A.

The Board recommends that shareholders vote “FOR” the approval of the Directors Stock Purchase Plan, as amended and restated.

Purpose

The Plan offers a convenient and economical way for its directors and advisory directors to increase their ownership of shares of the Company’s common stock. Once a director or advisory director of the Company or Sun National Bank is enrolled as a Participant in the Plan, contributions of up to $2,000 per month may be made to the Plan and such funds will be used to purchase Common stock under the terms of the Plan. Participation in the Plan is strictly voluntary, and the Participant will pay 95% of the purchase price of the common stock purchased under the Plan. The Participant pays no brokerage commissions or service charges for purchases made under the Plan. Any such charges will be paid by the Company.

Administration

The Company will serve as the Plan Administrator ("Plan Administrator") to administer the Plan and make purchases of Common stock as agent for the Participants. The Board of Directors of the Company ("Board of Directors") has the authority to make changes in the Plan and to appoint or to remove the Plan Administrator, at any time. Until changed by further notice, any notices or communications to the Plan should be directed to the Plan Administrator, Directors Stock Purchase Plan, c/o Human Resources Department, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360. The Plan Administrator will keep a continuous record of each Participant's participation and send him/her a statement of his/her account under the Plan for each calendar month in which a purchase of Common stock under his/her Plan account occurs. The Plan Administrator will also hold and act as custodian of shares purchased under the Plan.

Shares Available for Issuance

The aggregate number of shares of the Common stock which may be issued pursuant to Options granted or to be granted under the Plan in 2009 and future years is 50,000 shares, subject to certain adjustments for changes in the capital structure of the Company, as described below. See "Recapitalization, Merger, Consolidation, Change in Control and Similar Transactions".  Shares issued to Participants upon exercise of Options shall be either newly issued shares of the Company, treasury shares or shares purchased in the open market, at the Company's discretion.

Eligibility to Participate in Plan

All directors and advisory directors of the Company and its subsidiaries that, along with the Company, is a member of a controlled group of corporations (as defined in section 1563 of the Internal Revenue Code are eligible to participate in the Plan.

An eligible director or advisory director may join the Plan by completing the Authorization Form provided by the Plan Administrator and returning it to the Plan Administrator. An eligible director or advisory director may join the Plan at any time to become effective as of the first day of the next calendar month after the request is received by the Plan Administrator.

Purchases of Securities Pursuant to the Plan and Payment for Securities Offered

Term of the Plan.  Unless previously terminated, the Plan shall continue in effect until the total of 50,000 shares of Common stock reserved for issuance under the Plan have been purchased, after which time no further awards may be granted.

Option Price. A Participant shall be granted an option to purchase Common stock as of the last business day of each calendar month ("Option Grant Date") at an option exercise price equal to 95% of the average purchase price of the Common stock purchased during the Investment Period immediately following the Option Grant Date. Any fraction of a cent will be rounded to the nearest cent. Options granted are nontransferable.  The amounts paid from all  Participants' will be pooled and forwarded to the Plan Administrator to buy shares of Common stock for the  accounts of all Participants under the Plan not less than monthly prior to the next "Investment Period". The "Investment Period" shall consist of the calendar month  following each receipt of funds by the Plan Administrator, during which such funds are invested  by the Plan Administrator in Common stock of the Company.

Limitations on Grant of Options.  No Participant shall be granted an Option under the Plan which permits his or her rights to purchase stock under the Plan at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time of the grant of such Option) for each calendar year.

Option Period. The decision by a Participant to participate in the Plan and to exercise an Option to purchase stock during subsequent Investment Periods, or to suspend participation and not to exercise such options, may be changed by a Participant to be effective as of the first day of the next calendar quarter (i.e., January 1, April 1, July 1 and October 1).

Payment for Options. The Participant Authorization Form directs the Company to pay to the Plan Administrator the amount elected to be contributed by the Participant under the Plan. The Participant will specify on the Authorization Form the amount to be contributed from each month. Contributions may be authorized in even multiples of $5.00 from a minimum of $10.00 to a maximum of $2,000 per month (not to exceed $25,000 per calendar year); provided further that such amounts are subject to reduction so that the aggregate sum of such contributions for each Participant plus cash dividends credited to each Participant's account shall not exceed the limitations of $25,000 per year of stock purchases under the Plan. No interest will be paid on contributions amounts awaiting investment.

Recapitalization, Merger, Consolidation, and Similar Transactions

Subject to any required action by the shareholders of the Company, the aggregate number of shares of Common stock for which Options may be granted under the Plan, the number of shares of Common stock covered by each outstanding Option, and the exercise price per share of Common stock of each Option shall all be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend on the Common stock or any other increase or decrease in the number of such shares of Common stock effected without a receipt of consideration by the Company.

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction.

Amendment and Termination of Plan

Although the Company intends to continue the Plan until the total number of shares authorized under the Plan shall have been purchased by Participants, the Company reserves the right to suspend, modify or terminate the Plan at any time. Any such suspension, modification or termination shall not affect a Participant's right to receive shares of Common stock already purchased for him/her (except that the Company may take any action necessary to comply with applicable law). Upon the termination of the Plan, the Company shall return to Participants any uninvested accumulated contributions as soon as practicable.

Withdrawal from Participation

A Participant may withdraw from the Plan at any time to be effective as of the first day of any calendar quarter (January 1, April 1, July 1 and October 1). Upon termination of service with the Company, participation under the Plan shall immediately cease and no unexercised options to purchase Common stock under the Plan shall be deemed exercisable. Termination of service shall include termination as a result of death or disability of the Participant.

Notwithstanding the foregoing, upon written request to the Plan Administrator, a Participant may request the distribution of shares held under the Plan in stock certificates of not less than 100 share increments at any time. Alternatively, a Participant may request that such distribution be made in the form of cash, in which case such distribution of cash will be made in accordance with the procedures noted above, with the proceeds from the sale of such shares, less any brokerage commissions and any taxes, if applicable, as noted above. Such distribution of Plan shares shall not be deemed a "Withdrawal" under the Plan.

Rights as a Shareholder

Each Participant will have the authority to direct the Plan Administrator in the manner of voting the number of whole shares and fractional shares of Common stock held in his/her account. Cash dividends paid on shares credited to a Participant's account will be retained in the Participant's account and invested in Common stock as soon as practicable following the dividend payment date.

Federal Income Tax Consequences

Under present federal income tax laws, awards under the Plan will have the following consequences:

(1)           The grant of an Option to purchase stock under the Plan will not by itself, result in the recognition of taxable income to the Participant or entitle the Company to a deduction at the time of such grant.

(2)           The exercise of an Option will result in the recognition of taxable income to the Participant of ordinary income by the Participant on the date of exercise in an amount equal to the difference between the exercise price of such Option (i.e., 95% of the market price of the stock purchased) and the Fair Market Price of such Common stock.

(3)           The subsequent sale of the Common stock may result in additional taxable income (long-term or short-term capital gains) based upon the difference between the sale price of such Common stock and the tax basis of such Common stock acquired.

(4)           Receipt of cash dividends on stock held under the Plan will result in taxable income to the Participant in the year received without regard to the reinvestment of such dividends for the purchase of additional Common stock under the Plan.

The foregoing provides a general summary of the federal income tax consequences applicable to participation under the Plan. Each Participant is urged to consult his or her own tax advisor for information regarding federal and state tax consequences applicable to them.

New Plan Benefits

In that benefits under the Plan will depend on an individual’s elections to participate in the Plan and to purchase shares under the Plan at various future dates, it is not possible to determine the benefits that our directors will receive under the Plan. The following table presents certain information with respect to shares purchased through our Plan during the fiscal year ended December 31, 2008 to each director. This information regarding purchases for the fiscal year ended December 31, 2008 is for illustration only and may not be indicative of purchases that the directors will make in the future under the Plan.

Director Stock Purchase Plan

Name and Position	Number of Shares Purchased	Average Purchase Price of Shares	Dollar Value($)

Bernard A. Brown	2,452	$9.68	$24,996
Chairman

Sidney R. Brown	2,452	$9.68	$24,996
Vice Chairman, Treasurer & Secretary

Executive Group (2 persons)	4,904	$9.68	$49,992

Non- Executive Director Group (0 persons)	-	-	-

Shareholder Approval

Shareholder approval of the Plan is being sought to meet the requirements under the rules of the NASDAQ Global Select Market, An affirmative vote of the holders of a majority of the total votes cast at the meeting in person or by proxy is required to constitute shareholder approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DIRECTORS STOCK PURCHASE PLAN, AS AMENDED AND RESTATED.

PROPOSAL IV– RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and is submitting such appointment to the Company’s shareholders for ratification.  A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast, in person or by proxy, by the shareholders of the Company at the Meeting.  The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

Audit Fees and Services

Audit Fees.  The following table summarizes the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to the Company for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

Fee Description	2008	2007
	(In thousands)
Audit Fees	$648	$757
Audit-Related Fees	6	62
Tax Fees	89	81
All Other Fees	-	-
Total	$773	$900

Fees for audit services billed consisted of:

•	Audit of the Company’s annual financial statements;
•	Review of the Company’s quarterly financial statements; and
•	Comfort letters, consents and other services related to SEC matters.

Fees for audit-related services billed consisted of:

•	Due diligence associated with mergers/acquisitions;
•	Financial accounting and reporting consultations; and
•	Employee benefit plan audits.

Fees for tax services billed consisted of:

•
Tax compliance services - services rendered based upon facts already in existence or transactions that have already occurred to document, compute amounts to be included in tax filings and consisted of federal, state and local income tax return assistance; and

•
Tax planning and advice - services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed mergers, acquisitions and disposals.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services.  The Audit Committee discussed these services with Deloitte & Touche LLP and the Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

It is the Audit Committee’s policy to pre-approve all audit and non-audit services prior to the engagement of the Company’s independent registered public accounting firm to perform any service.  The policy contains a de minimus provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances.  The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

•	The service is not an audit, review or other attest service;

•
The aggregate amount of all such services provided under this provision does not exceed the lesser of $25,000 or five percent of total fees paid to the independent registered public accounting firm in a given fiscal year;

•	Such services were not identified at the time of the engagement to be non-audit services;

•	Such service is promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

•	The service and fees are specifically disclosed in the proxy statement as meeting the de minimus requirement.

During 2008, fees totaling $6,500 (or 0.9%) were approved under the de minimus provision.

The Audit Committee is responsible for recommending the appointment of the Company’s independent registered public accounting firm and for meeting with such firm with respect to the scope and review of the annual audit.  Additional responsibilities of the Audit Committee are to ensure that the Board of Directors receives objective information regarding policies, procedures and activities of the Company with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities of the Company as may be directed by the Board of Directors.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2008, the Audit Committee (i) reviewed and discussed the Company’s audited financial statements with management, (ii) discussed with the Company’s independent auditors, Deloitte & Touche LLP, all matters required to be discussed under Statement of Auditing Standards No. 61, as amended as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received from Deloitte & Touche LLP written disclosures and the letter regarding Deloitte & Touche LLP’s independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s independence and discussed with Deloitte & Touche LLP its independence.  Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Audit Committee:  Peter Galetto, Jr. (Chair), Douglas J. Heun, Eli Kramer, Alfonse M. Mattia and Edward H. Salmon.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership of the Company’s common stock with the Securities and Exchange Commission.  Based upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with during the year ended December 31, 2008 with the exception of one untimely filing by Mr. Alfonse M. Mattia and Mr. Jeffrey S. Brown due to an inadvertent error for each.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the meeting other than those matters described in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons named in the accompanying proxy.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Company.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice or proxy materials to beneficial owners.  In addition to solicitations by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order to be considered for inclusion in the Company’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive offices at 226 Landis Avenue, Vineland, New Jersey 08360, no later than February 12, 2010.  Any such proposal shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Exchange Act.

Under the Company’s bylaws, shareholder proposals and shareholder nominations for directors that are not included in the Company’s proxy materials for next year’s annual meeting of shareholders will only be considered at the annual meeting if the shareholder submits notice of the proposal to the Company at the above address no earlier than April 17, 2010 and no later than May 17, 2010.  In addition, shareholder proposals and shareholder nominations for directors must meet other applicable criteria as set forth in the Company’s bylaws in order to be considered at next year’s meeting.

The Company’s bylaws include provisions setting forth specific conditions under which persons may be nominated as directors of the Company at an annual meeting of shareholders.  A copy of such provisions is available upon request to:  Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360, Attention:  Corporate Secretary.

FORM 10-K

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, WILL BE FURNISHED WITHOUT CHARGE (WITHOUT EXHIBITS) TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE SECRETARY, SUN BANCORP, INC., 226 LANDIS AVENUE, VINELAND, NEW JERSEY 08360.

Appendix A
SUN BANCORP, INC.
DIRECTORS STOCK PURCHASE PLAN
As Amended and Restated

1.	Purpose and Plan Summary.

The Sun Bancorp, Inc. (the "Company") Directors Stock Purchase Plan (the "Plan") offers a convenient and economical way for its directors and advisory directors to increase their ownership of shares of the Common Stock of Sun Bancorp, Inc. ("Common Stock").  Once a director or advisory director of the Company or Sun National Bank is enrolled as a Participant in the Plan, contributions of up to $2,000 per month may be made to the Plan and such funds will be used to purchase Common Stock under the terms of the Plan.  Participation in the Plan is strictly voluntary, and the Participant will pay 95% of the purchase price of the Common Stock purchased under the Plan.  The Participant pays no brokerage commissions or service charges for purchases made under the Plan.  Any such charges will be paid by the Company.

2.           Administration.

The Company will serve as the Plan Administrator ("Plan Administrator") to administer the Plan and to make purchases of Common Stock as agent for the Participants.  The Board of Directors of the Company ("Board of Directors") has the authority to make changes in the Plan and to appoint or to remove the Plan Administrator, at any time.  Until changed by further notice, any notices or communications to the Plan should be directed to the Plan Administrator, Director Stock Purchase Plan, c/o Corporate Secretary, Sun Bancorp, Inc., 226 Landis Avenue, Vineland, New Jersey 08360.

If a director or advisory director decides to participate in the Plan, the Plan Administrator will keep a continuous record of his/her participation and send him/her a statement of his/her account under the Plan for each calendar month in which a purchase of Common Stock under his/her Plan account occurs.  The Plan Administrator will also hold and act as custodian of shares purchased under the Plan.  Certificates for shares purchased under the Plan will be held by the Plan Administrator.  The number of shares credited to a Participant's account under the Plan will be shown on his/her statement of account.  However, certificates for whole shares credited to a Participant's account under the Plan will be issued to him/her upon his/her written request to the Plan Administrator, at the address set forth above.  Certificates for fractional share interests will not be issued.

The Plan Administrator reserves the right to interpret the provisions of the Plan.  The Plan Administrator may establish such procedures and make such other provisions for the administration and operation of the Plan as it deems appropriate to give effect to the Plan's purpose.  The Plan Administrator may rely on the authority and correctness of written instructions received from the Company and Participants in administering the Plan.

3.           Eligibility.

All directors and advisory directors of the Company and its subsidiaries that, along with the Company, is a member of a controlled group of corporations (as defined in section 1563 of the Internal Revenue Code of 1986, as amended (the "Code")), are eligible to participate in the Plan.

4.           Election to Participate.

An eligible director or advisory director may join the Plan by completing the Authorization Form provided by the Plan Administrator and returning it to the Plan Administrator at the address noted at Section 2 herein.  Authorization Forms will be furnished to eligible directors and advisory directors at any time upon request to the Company.  An eligible director or advisory director may join the Plan at any time to become effective as of the first day of the next calendar month after the request is received by the Plan Administrator (the "Enrollment Date").

5.           Participant Contributions.

The Authorization Form directs the Company to pay to the Plan Administrator the amount that the Participant elects to pay directly to the Company for investment in Common Stock under the Plan. The Authorization Form also directs the Plan Administrator to use these payments for the purchase of shares of the Common Stock.

After an Authorization Form has been received by the Plan Administrator, the Company will pay to the Plan Administrator all future payments received by the Company for participation under the Plan.  The amounts paid by all Participants will be pooled and forwarded to the Plan Administrator to purchase shares of Common Stock for the accounts of all Participants under the Plan not less frequently than monthly prior to the next "Investment Period".  The "Investment Period" shall consist of the calendar month following each receipt of funds by the Plan Administrator, during which such funds are invested by the Plan Administrator in Common Stock of the Company.  To the extent administratively feasible, such funds shall be invested on the first business day of each Investment Period, or as soon as practical thereafter. No interest will be paid by the Company or the Plan Administrator on amounts held on behalf of a Participant awaiting investment.

The Plan shall remain in effect for an indefinite period of time until the total shares purchased under the Plan equals the total shares of Common Stock authorized under the Plan or the Plan is terminated by the Company, whichever is earlier.  Participant contributions may be made in even multiples of $5.00 from a minimum of $10.00 to a maximum of $2,000 per month.  No interest will be paid on Participant contributions awaiting investment.  The amount of a Participant's contributions can be revised, changed or terminated by the Participant each month.

6.	Stock Purchase Price.

A Participant shall be granted an option to purchase Common Stock as of the last business day of each calendar month ("Option Grant Date") at an option exercise price equal to 95% of the average purchase price of the Common Stock purchased during the Investment Period immediately following the Option Grant Date.  Any fraction of a cent will be rounded to the nearest cent.  Options granted hereunder shall be nontransferable.

7.           Number of Shares Purchased.

During each Investment Period, accumulated Participant contributions from all Participants and cash dividends held under the Plan for all Participants will be pooled and used to purchase shares of Common Stock in the open-market, or otherwise, for the accounts of the Participants.  The Company shall transmit sufficient funds to the Plan Administrator in addition to accumulated Participant contributions and cash dividends necessary to permit the Plan Administrator to purchase Common Stock during each Investment Period without regard to any purchase price discounts in accordance with the Plan.  The maximum number of whole shares will be purchased.  Any Participant contributions and cash dividends remaining after purchase of such maximum number of whole shares will be retained and applied to the purchase of shares during the next Investment Period.  Each Participant's account will be credited with his/her pro rata share (computed to four decimal places) of the shares purchased and any additional Participant contributions and cash dividends which have been accumulated.  The number of shares credited to each Participant's account will depend upon the amount of the Participant's contributions and cash dividends and the option exercise price as determined as provided under the heading "Stock Purchase Price."

8.           Fees and Expenses.

Participants will incur no brokerage commissions or service charges for purchases of Common Stock made under the Plan.  Certain charges as described under the heading "Withdrawal" may be incurred upon a Participant's withdrawal from the Plan or upon termination of the Plan.  The Plan Administrator may deduct expenses from the Plan to the extent that such expenses have not been paid directly by the Company; provided that not less than 15 days written notice of such intent to make such deductions is furnished to the Company.

9.           Withdrawal and Distribution of Stock Certificates.

A Participant may withdraw from the Plan at any time to be effective as of the first day of any calendar quarter (January 1, April 1, July 1 and October 1) following receipt of such notice.  Upon termination of service with the Company or its subsidiaries as a director or advisory director, participation under the Plan shall immediately cease and no unexercised options to purchase Common Stock under the Plan shall be deemed exercisable.  Termination of service shall include termination as a result of death or disability of the Participant.  Within 10 business days following a Participant's termination of service with the Company or its subsidiaries, the Participant shall submit to the Plan Administrator a distribution form requesting withdrawal from the Plan and distribution of all of the Participant's assets under the Plan either in the form of cash or whole shares of Common Stock. If such withdrawal request is not received by the Plan Administrator within 10 business days of the Participant’s termination of service with the Company or its subsidiaries, the Plan Administrator will nevertheless process such Participant withdrawal, and the Participant will receive such distribution in the form of shares of Common Stock issued in book entry.

To withdraw from the Plan, a Participant must notify the Plan Administrator at the address noted at Section 2, herein, in writing of his/her withdrawal.  In the event a Participant withdraws, or in the event of the termination of the Plan, certificates for whole shares credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan, will be delivered by the Plan Administrator and a cash payment will be made for the sale price (less brokerage commission and transfer taxes, if any) of any fractional share interests and any additional Participant contributions credited to the account of the withdrawing Participant, or all Participants in the case of a termination of the Plan.  The Plan Administrator may establish such equitable arrangements for the sale of fractional share interests as it shall deem appropriate.  As an alternative to receiving certificates for whole shares, a Participant may request the Plan Administrator to sell such shares to be distributed under the Plan.  The proceeds from the sale of such shares, less any brokerage commissions and any transfer taxes, will be remitted to the Participant.  The Plan Administrator may accumulate requests to sell Common Stock under the Plan and sales transactions, if necessary, will occur in the subsequent Investment Period from which they are received, as determined by the Plan Administrator.  Alternatively, Common Stock directed for sale during an Investment Period in which there is also a request to purchase Common Stock during such Investment Period may be matched by the Plan Administrator for the benefit of Plan Participants (both sellers and purchasers) without the need to execute such transaction on the national securities exchange in which such Common Stock trades.  The trade price on such matched transactions will be deemed to equal the average purchase price paid by the Plan Administrator for all other Common Stock purchased by the Plan Administrator under the Plan during that Investment Period.

If a request by a Participant to withdraw from the Plan is received by the Plan Administrator prior to the first day of any calendar quarter, the amount of the Participant contributions scheduled to be invested during the next Investment Period will not be so invested.  In either event, no subsequent Participant contributions will be made accepted by such Participant, unless he/she completes a new Authorization Form.

Notwithstanding the foregoing, upon written request to the Plan Administrator, a Participant may request the distribution of shares held under the Plan in stock certificates of not less than 100 share increments at any time.  Alternatively, a Participant may request that such distribution be made in the form of cash, in which case such distribution of cash will be made in accordance with the procedures regarding the sale of shares as noted above in Section 9 of the Plan.  Such distribution of Plan shares or cash in accordance with this paragraph shall not be deemed a "Withdrawal" under the Plan.  Such distributions whether in the form of stock certificates or cash may be requested at any time to be effective as of the first day of any calendar quarter (January 1, April 1, July 1 and October 1) following receipt of such notice.

10.           Voting of Shares.

Each Participant will have the authority to direct the Plan Administrator in the manner of voting the number of whole shares and fractional shares of Common Stock held in his/her account.  The Company will pay for or reimburse the Plan Administrator for the expenses associated with solicitation of voting proxies and distribution of related materials performed by the Plan Administrator.  The aggregate number of remaining shares representing shares for which no Participant voting instructions are received in a timely manner shall not be voted by the Plan Administrator.

11.           Cash Dividends.

Cash dividends paid on shares credited to a Participant's account will be retained in the Participant's account and invested in Common Stock as soon as practicable following the dividend payment date.  Such cash dividends (less applicable tax withholding that may be required) will be aggregated with each Participant's contributions and invested in accordance with Section 6 and 7 herein.  Dividend amounts payable to Participants will be rounded to the nearest whole cent in the case of fractional share interests.

12.           Stock Dividends, Stock Splits, or Rights Offering.

Any shares distributed by the Company as a stock dividend on shares credited to a Participant's account under the Plan, or upon any split of such shares, will be credited to his/her account.  In a rights offering, the Plan Administrator will sell the rights to which a Participant is entitled by virtue of the shares of Common Stock allocated to his/her account under the Plan and the proceeds will be credited to his/her account and applied to the purchase of shares during the next Investment Period.

13.           Purchases under the Plan.

The Plan Administrator shall use all funds received under the Plan for the purchase of the Company's Common Stock in the open-market; or upon not less than 10 days written notice from the Company, such funds shall be utilized for the purchase of shares directly from the Company.  The price, timing and other matters related to the execution and processing of such purchases shall be determined or directed by the Plan Administrator; provided that to the extent administratively feasible, such purchases of Common Stock shall be made on the first business day of each Investment Period, as provided at Section 5 herein.

14.           Amendment and Termination.

Although the Company intends to continue the Plan until the total number of shares authorized under the Plan shall have been purchased by Participants, the Company reserves the right to suspend, modify or terminate the Plan at any time.  Any such suspension, modification or termination shall not affect a Participant's right to receive shares of Common Stock already purchased for him/her (except that the Company may take any action necessary to comply with applicable law).  Upon the termination of the Plan, the Company shall return to Participants any uninvested accumulated Participant contributions as soon as practicable.

15.           Reports.

Each Participant will receive a statement of his/her account not less than four times per year.  Upon written request, a Participant may receive an account statement for each calendar month in which he/she purchases Common Stock under the Plan.  Participants will also receive communications sent by the Company to other stockholders, including the Annual Report of the Company, and its Notice of Annual Meeting and Proxy Statement.  Participants will receive information necessary for reporting income realized by them under the Plan to the Internal Revenue Service.

16.           Tax Withholding.

Taxes which may be required to be withheld with respect to cash dividends received under the Plan will reduce the sums attributable to such dividends available for investment under the Plan.

17.           Related Matters.

The Company and the Plan Administrator in administering the Plan will not be liable for any act done in good faith or for the good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon such Participant's death or judicially declared incompetency prior to receipt by the Plan Administrator of timely notice in writing of such death or incompetency or with respect to the prices at which shares are purchased for the Participant's account, and the times when such purchases are made, or with respect to any loss or fluctuation in the market value after purchase of shares of Common Stock.

A Participant's investment in shares acquired under the Plan is not different from direct investment in shares of Common Stock of the Company, except to the extent that the purchase price of such Common Stock paid by the Participant shall be equal to 95% of the actual purchase price of such Common Stock by the Plan Administrator.  The Participant bears the risk of loss and realizes the benefits of any gain from market price changes with respect to all such shares held by him/her in the Plan, or otherwise.

18.           Limitations on Participation.

Participants under the Plan who are deemed to be subject to the reporting and liability provisions of Section 16 of the Securities and Exchange Act of 1934 ("1934 Act") and the rules and regulations promulgated thereunder ("Executive Officers") shall be subject to the following additional provisions:

a.           Common Stock purchased under the Plan shall be held for a minimum of six-months following the date of such purchase under the Plan.

b.           Such Executive Officers who suspend monthly Participant contributions under the Plan may not commence future participation under the Plan for at least six-months from the date of such cessation of participation.

Such additional limitations related to participation by Executive Officers shall not be effective with respect to distributions made in connection with death, retirement, disability or termination of employment.  Transactions of Common Stock under the Plan shall be reportable by Executive Officers of the Company on Form 3, 4 or 5.

19.	Duties of the Company.

a.           The Company shall indemnify the Plan Administrator, including reimbursement for reasonable attorneys fees and related expenses, against any liability to any Participant or Plan beneficiary for any actions taken by the Plan Administrator pursuant to the Plan and/or the Custodial Agreement, absent a finding of gross negligence by a court of competent jurisdiction.

b.           The Company shall deliver Participant contributions received to the Plan Administrator in a timely manner.

c.           The Plan Administrator shall be solely responsible for distribution of all necessary regulatory reports and filings related to administration of the Plan, including the timely distribution of IRS Form 1099-Div, as may be required.

d.           The Company shall be solely responsible for ensuring compliance by the Plan related to matters involving Federal or state securities laws and regulations.  The Plan Administrator may rely on the advice or instructions received from the Company related to such matters.

20.	Stockholder Ratification of Plan.

The Company may submit the Plan for approval by the stockholders of the Company if it is deemed necessary or appropriate.

21.	Transferability.

No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), and no Option shall be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect.

22.           Adjustment Provisions.

The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option shall all be proportionately adjusted as the Company deems appropriate with respect to any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company.

23.           Dissolution, Merger and Consolidation.

Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction.

24.           Limitation on Options.

Notwithstanding any other provisions of the Plan, no Participant shall be granted an Option under the Plan which permits his or her rights to purchase stock under the Plan at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time of the grant of such Option) for each calendar year in which such Option is outstanding at any time.  Any Option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this Section.

25.           Miscellaneous.

a.
Legal and Other Requirements.  The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

b.
No Obligation to Exercise Options.  The granting of an Option shall impose no obligation upon a Participant to exercise such Option; except, however, the decision by a Participant to withdraw from the Plan and not exercise any Options granted must comply with Section 9, herein.

c.
Right to Terminate Service. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Participant the right to continue in the employment or service of the Company or any subsidiary or affect any right which the Company or any subsidiary may have to terminate the employment of such Participant.

d.
Rights as a Shareholder.  No Participant shall have any right as a shareholder unless and until certificates for shares of Common Stock are issued to him or her or credited to his or her account maintained by the Plan Administrator.

e.
Applicable Law.  All questions pertaining to the validity and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the State of New Jersey, except to the extent that federal law shall be applicable.

26.           Maximum Plan Purchase Limitations.

Effective as of January 1, 2009, the aggregate number of shares of Common Stock available for future grant as Options pursuant to Section 6 shall not exceed 50,000 shares, subject to adjustment pursuant to Section 22 hereof.  Shares of Common Stock acquired pursuant to the Plan may be authorized but unissued shares, shares now or hereafter held in the treasury of the Company or shares purchased on the open market.  In the event that any Options granted under Section 6 expire unexercised, or are terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options under the Plan.